SCHEDULE 14C
                                 (Rule 14c-101)
                 INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14c-5(d)(2))
[X] Definitive Information Statement

                              COMAIR HOLDINGS, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, no par value

     (2) Aggregate number of securities to which transaction applies: up to 76,800,590 shares

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $23.50. The proposed maximum aggregate value of the transaction listed in (4) below is calculated by multiplying $23.50, the merger consideration to be paid per share in the Merger, by 76,800,590, which represents the maximum number of shares of common stock outstanding on November 19, 1999, the expiration date of Delta's tender offer (including shares issuable in exchange for options which are vested and exercisable as of such date, but excluding shares of common stock owned on such date by Delta Air Lines, Inc. and its affiliates).

     (4) Proposed maximum aggregate value of transaction: $1,804,813,865

     (5) Total fee paid: $360,963

[ ] Fee paid previously with preliminary materials

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: $360,963

     (2) Form, Schedule or Registration Statement No.: Schedule 14D-1

     (3) Filing Party: Delta Air Lines, Inc., Delta Air Lines Holdings, Inc. and Kentucky Sub, Inc.

     (4) Date Filed: October 22, 1999

                                  [COMAIR LOGO]


                                 P.O. Box 75021
                              Cincinnati, OH 45275

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, JANUARY 11, 2000

                                                          December 10, 1999

To the Shareholders of Comair Holdings, Inc.:

     A special meeting of the shareholders (the "Special Meeting") of Comair Holdings, Inc., a Kentucky corporation ("Comair"), will be held on Tuesday, January 11, 2000, at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, for all Comair shareholders of record as of the close of business on December 7, 1999 (the "Record Date").

     As described in the enclosed Information Statement, at the Special Meeting, you will be asked:

     1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of October 17, 1999, as amended (the "Merger Agreement"), among Comair, Delta Air Lines, Inc., a Delaware corporation ("Delta"), and Kentucky Sub, Inc., a Kentucky corporation and an indirect, wholly owned subsidiary of Delta ("Kentucky Sub"), providing for, among other things, the merger of Kentucky Sub with and into Comair (the "Merger"). A summary of the material provisions of the Merger Agreement is included in the enclosed Information Statement. Following the Merger, Comair will continue as the surviving corporation and will become an indirect, wholly owned subsidiary of Delta.

     2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Merger will constitute the second and final step of the acquisition of Comair by Delta. The first step was a tender offer (the "Offer") commenced by Kentucky Sub on October 22, 1999, for all of the outstanding shares of common stock, no par value (the "Shares"), of Comair at a purchase price of $23.50 per Share, net to the seller in cash. Pursuant to the Offer, which expired on November 19, 1999, Kentucky Sub accepted for payment 64,759,582 Shares (representing approximately 87% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer).

     Upon the consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates or Shares held by shareholders, if any, of Comair who are entitled to and who properly exercise dissenters' rights under the Kentucky Business Corporation Act), will be converted into the right to receive $23.50 per Share in cash, without interest thereon.

     As of the Record Date, Delta and its affiliates own an aggregate of 85,832,237 Shares, representing approximately 90% of all Shares outstanding on that date. A list of Comair shareholders will be available for examination by holders of Shares during the five business days immediately preceding the Special Meeting at the offices of Comair Holdings, Inc., 2258 Tower Drive, Erlanger, Kentucky 41018, telephone (606) 767-2550 and will also be available for inspection at the Special Meeting. Because the approval of the holders of two-thirds of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     If the Merger is consummated, holders of Shares who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the requirements of Subtitle 13 of the Kentucky Business Corporation Act (a copy of which is attached as Annex A to the enclosed Information Statement) will be entitled to assert dissenters' rights under that Subtitle and to receive such consideration as may be determined to be due under such provisions.

     Whether or not you plan to attend the Special Meeting, please read the attached Information Statement carefully. Comair is not asking you for a proxy and you are requested not to send a proxy.

     Please do not send in your Share certificates at this time. If the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          By Order of the Comair Board,


                                          /s/ Frederick W. Reid
                                          ---------------------------------
                                          Frederick W. Reid
                                          Chairman of the Board



Cincinnati, Ohio
December 10, 1999

                              COMAIR HOLDINGS, INC.
                                 P.O. Box 75021
                              Cincinnati, OH 45275
                               ------------------

                              INFORMATION STATEMENT

                               ------------------

                         SPECIAL MEETING OF SHAREHOLDERS
                      TO BE HELD TUESDAY, JANUARY 11, 2000
             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY

     This Information Statement is being furnished to the holders of common stock, no par value (the "Shares"), of Comair Holdings, Inc. ("Comair"), a Kentucky corporation, in connection with the Special Meeting of shareholders of Comair (the "Special Meeting") to be held on Tuesday, January 11, 2000 at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, including any adjournments or postponements thereof. The Board of Directors of Comair (the "Comair Board") has fixed the close of business on December 7, 1999 as the record date (the "Record Date") for the Special Meeting.

     At the Special Meeting, the holders of Shares will consider and vote upon a proposal to approve and adopt the proposed merger (the "Merger") of Kentucky Sub, Inc. ("Kentucky Sub"), a Kentucky corporation and an indirect, wholly owned subsidiary of Delta Air Lines, Inc. ("Delta"), a Delaware corporation, with and into Comair, pursuant to an Agreement and Plan of Merger dated as of October 17, 1999, as amended by Amendment No. 1 thereto dated November 10, 1999 (as so amended, the "Merger Agreement"), among Comair, Delta and Kentucky Sub. Pursuant to the Merger Agreement, upon consummation of the Merger, (i) Kentucky Sub will be merged with and into Comair, with Comair continuing as the surviving corporation (the "Surviving Company"), and (ii) each outstanding Share (other than Shares owned by Delta or any of its affiliates or Shares held by shareholders, if any, of Comair who are entitled to and who properly exercise dissenters' rights under the Kentucky Business Corporation Act (the "KBCA")) would be converted into the right to receive $23.50 in cash, without interest thereon (the "Merger Consideration").

     The Merger is the second step in a two-part transaction, the purpose of which is the acquisition by Delta of the entire equity interest in Comair. The first step was a tender offer (the "Offer") commenced by Kentucky Sub on October 22, 1999, for all of the outstanding Shares of Comair, at a purchase price of $23.50 per Share, net to the seller in cash (the "Offer Price"). Pursuant to the Offer, which expired on November 19, 1999, Kentucky Sub purchased 64,759,582 Shares (representing approximately 87% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer).

     As of the Record Date, Delta and its affiliates own an aggregate of 85,832,237 Shares, representing approximately 90% of all Shares outstanding on that date. Because the approval of the holders of two-thirds of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. Delta has agreed pursuant to the Merger Agreement to vote all Shares it beneficially owns in favor of approval and adoption of the Merger Agreement.

     Comair currently anticipates that the effective time of the merger will be on or about January 11, 2000. Whether or not you plan to attend the Special

     Meeting, please read this Information Statement carefully.
This Information Statement is first being mailed to Comair shareholders on or about December 10, 1999.
                               ------------------

          The date of this Information Statement is December 10, 1999.

                               ------------------

SUMMARY  ......................................................................1
INFORMATION CONCERNING THE SPECIAL MEETING.....................................5
    Time, Place, Date..........................................................5
    Purpose of the Special Meeting.............................................5
    Record Date; Outstanding Shares Entitled to Vote;..........................5
    Vote Required..............................................................5
    Exchange and Payment Procedures............................................5
THE MERGER.....................................................................8
    Background of the Offer and the Merger.....................................8
    Recommendation and Reasons of the Comair Board............................13
    Opinion of Financial Advisor to the Comair Board..........................15
    Position of Delta, Kentucky Sub and Delta Holdings Regarding Fairness
      of the Merger...........................................................21
    Purpose and Structure of the Merger; Reasons of Delta for the Merger......22
    Plans for Comair After the Merger.........................................23
    Accounting Treatment......................................................23
    Merger Agreement..........................................................23
    Certain Consequences of the Merger........................................32
    Certain Litigation........................................................32
    Regulatory Approvals......................................................34
    Financing of the Offer and the Merger.....................................34
INTERESTS OF CERTAIN PERSONS IN THE MERGER....................................35
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.................................38
DISSENTERS' RIGHTS............................................................39
CERTAIN INFORMATION CONCERNING COMAIR AND THE SHARES..........................41
CERTAIN INFORMATION CONCERNING DELTA AND KENTUCKY SUB.........................43
OWNERSHIP OF SHARES...........................................................43
INDEPENDENT PUBLIC ACCOUNTANTS................................................44
ADDITIONAL AND AVAILABLE INFORMATION..........................................44

ANNEX A--Subtitle 13 of the Kentucky Business Corporation Act
           Relating to Dissenting Shareholders...............................A-1

                                     SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Information Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained in this Information Statement and in the Annex hereto, to which reference is made for a complete statement of the matters discussed below. Capitalized terms used and not defined in this summary have the meaning set forth elsewhere in this Information Statement. Shareholders are urged to read this Information Statement and the Annex hereto in their entirety.

Transaction Parties

     Delta Air Lines, Inc. Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail. See "Certain Information Concerning Delta and Kentucky Sub."

     Kentucky Sub, Inc. Kentucky Sub is a Kentucky corporation established on October 15, 1999. It has not carried on any activities other than the execution of the Merger Agreement and other related documents and the consummation of the transactions contemplated thereby. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Kentucky Sub is a direct, wholly owned subsidiary of Delta Air Lines Holdings, Inc., a Delaware corporation ("Delta Holdings") and an indirect, wholly owned subsidiary of Delta. See "Certain Information Concerning Delta and Kentucky Sub."

     Comair Holdings, Inc. Comair is a Kentucky corporation with its principal offices located at 2258 Tower Drive, Erlanger, Kentucky 41018, telephone (606) 767-2550 and with a mailing address at P.O. Box 75021, Cincinnati, Ohio 45275. Comair is a holding company the principal assets of which are the shares of its wholly owned subsidiary, Comair, Inc., an Ohio corporation. Comair considers the air transportation of passengers and cargo in scheduled airline service to be its predominant business segment. See "Certain Information Concerning Comair and the Shares."

The Transaction

     The Merger will constitute the second and final step of the acquisition of Comair by Delta. The first step was the Offer commenced by Kentucky Sub on October 22, 1999, for all of the outstanding Shares for $23.50 per Share, net to the seller in cash. Pursuant to the Offer, which expired on November 19, 1999, Kentucky Sub purchased 64,759,582 Shares (representing approximately 87% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer). The 85,832,237 Shares which Delta beneficially owns after consummation of the Offer represent approximately 90% of all outstanding Shares as of the Record Date. In accordance with the Merger Agreement, Delta has agreed to vote all Shares beneficially owned by it in favor of the Merger and to cause Kentucky Sub to merge with and into Comair. Upon consummation of the Merger, all Shares (other than Shares owned by Delta or any of its affiliates or Shares held by shareholders, if any, of Comair who are entitled to and who properly exercise dissenters' rights under the KBCA), will be converted into the right to receive $23.50 per Share, net to the seller in cash, without interest thereon.

Special Meeting

     Date, Time and Place. Tuesday, January 11, 2000 at 10:00 a.m., local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320.

     Purpose. To consider and act upon a proposal to adopt the Merger Agreement and approve the Merger. See "The Merger."

     Record Date. The close of business on December 7, 1999.

     Vote Required. The affirmative vote of two-thirds of the votes entitled to be cast by the holders of all outstanding Shares as of the Record Date will be required to adopt the Merger Agreement. Delta has agreed to vote all Shares it beneficially owns in favor of adoption of the Merger Agreement. Because Delta and its affiliates own on the Record Date approximately 90% of the outstanding Shares, ADOPTION OF THE MERGER AGREEMENT IS ASSURED

WITHOUT THE VOTE OF ANY OTHER SHAREHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. Shareholders of record may vote their shares, if they so wish, by attending the Special Meeting in person. See "Information Concerning the Special Meeting."

Background of the Merger

     See "The Merger--Background of the Offer and the Merger."

Recommendation of the Comair Board

     The Comair Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, Comair and the holders of Shares (other than Delta and its affiliates). The Comair Board recommends that Comair shareholders approve and adopt the Merger Agreement. See "The Merger--Recommendation and Reasons of the Comair Board."

     In reaching its decision to approve and adopt and to recommend that Comair shareholders approve and adopt the Merger Agreement, the Comair Board considered a number of factors. See "The Merger -- Recommendations and Reasons of the Comair Board."

Opinion of Financial Advisor to the Comair Board

     Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Comair's financial advisor, has delivered to the Comair Board its written opinion, dated as of October 17, 1999, that, as of the date of such opinion, and based on and subject to the matters stated in such opinion, the consideration to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Shares (other than Delta and its affiliates.) A copy of the full text of the written opinion of Morgan Stanley, which sets forth, among other things, the opinion expressed, assumptions made, procedures followed, matters considered, and limitations of review undertaken in connection with such opinion, is attached as Exhibit (a)(2) to the Solicitation/ Recommendation Statement on Schedule 14D-9 filed by Comair with the SEC on October 22, 1999 (as amended, the "Comair Schedule 14D-9"), and is incorporated herein by reference. Comair shareholders should read the Morgan Stanley opinion in its entirety. See "The Merger--Opinion of Financial Advisor to the Comair Board."

Interests of Certain Persons in the Merger

     Delta, as well as some of the officers and directors of Comair, have interests in the Merger that are different from the interests of other Comair shareholders. See "Interests of Certain Persons in the Merger."

Effective Time of the Merger

     The Merger shall become effective at such time as the Merger is approved by the Comair shareholders and the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Kentucky (the "Effective Time"). See "The Merger." Comair currently anticipates that the Effective Time will be on or about January 11, 2000.

Conditions to the Merger

     Consummation of the Merger is subject to certain conditions. See "The Merger--Merger Agreement."

Termination of the Merger Agreement

     The Merger Agreement may be terminated by either Delta or Comair under certain circumstances. See "The Merger--Merger Agreement."

Effects of the Merger

     After consummation of the Merger, Comair will become an indirect, wholly owned subsidiary of Delta and the former holders of Shares will no longer possess any interest in Comair. Promptly upon consummation of the Merger, Comair will terminate the registration of the Shares under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, upon termination of the registration of the Shares under the Exchange Act, the Shares will no longer be eligible for quotation in the Nasdaq National Market System. See "The Merger--Certain Consequences of the Merger."

The Merger Consideration

     Pursuant to the Merger, each Share (other than Shares held by Delta or any of its affiliates or Shares held by shareholders, if any, of Comair who are entitled to and who properly exercise dissenters' rights under the KBCA) will be converted into and represent the right to receive the Merger Consideration. A letter of transmittal for use in surrendering Shares and obtaining payment for surrendered Shares will be mailed to shareholders promptly following the Effective Time. See "The Merger." CERTIFICATES REPRESENTING COMAIR SHARES SHOULD NOT BE SENT IN UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, AND THEN SHOULD BE SURRENDERED ONLY IN ACCORDANCE WITH SUCH INSTRUCTIONS.

Federal Income Tax Consequences

     The receipt of cash for Shares by a Comair shareholder pursuant to the Merger will be a taxable transaction for Federal income tax purposes upon the Effective Time of the Merger and may also be taxable under applicable state, local and foreign tax laws. See "United States Federal Income Tax Consequences." ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

Regulatory Approvals

      Comair and Delta filed the required Notification and Report Forms with respect to the Offer and the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on October 25, 1999, and October 26, 1999, respectively. The waiting period applicable to the Offer and the Merger expired on November 10, 1999.

     Comair and Delta believe that no other material regulatory or governmental approvals are required in order for the Merger to be consummated.

Certain Litigation

     Seven purported class action complaints on behalf of Comair shareholders were filed against Comair, Comair's directors and Delta in October and November 1999, alleging certain breaches of fiduciary duties in connection with the Merger Agreement. Counsel for plaintiffs and defendants entered into a Memorandum of Understanding on November 10, 1999, setting forth the parties' agreement-in-principle to the terms of a proposed settlement of all claims arising in connection with the Offer and the Merger. The defendants agreed to the proposed settlement solely to avoid the burden, expense and distraction of further litigation. See "The Merger--Certain Litigation."

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting. See "The Merger--Accounting Treatment."

Dissenters' Rights

          Pursuant to the KBCA, Comair shareholders are entitled to dissenters' rights in connection with the Merger. Any shareholder of record as of the Record Date who (i) does not vote in favor of the Merger at the Special Meeting and
(ii) prior to the vote on the Merger being taken at the Special Meeting delivers to Comair written notice of such shareholder's intent to demand payment for such shareholder's Shares if the Merger is effectuated, may elect to have those Shares appraised under the procedures set forth in Subtitle 13 of the KBCA. Pursuant to Subtitle 13 of the KBCA, the appraised value of dissenters' Shares will be the Shares' fair value immediately before the effectuation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless exclusion would be inequitable, plus accrued interest. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the Merger Consideration that would have been payable in respect of such Shares had the shareholder not elected to perfect dissenters' rights. See "Dissenters' Rights."

                   INFORMATION CONCERNING THE SPECIAL MEETING

Time, Place, Date

     This Information Statement is being furnished to the holders of outstanding Shares in connection with the Special Meeting to be held on Tuesday, January 11, 2000 at 10:00 a.m. local time, at the Delta Training Center, 1021 North Outer Loop Road, Atlanta, Georgia 30320, including any adjournments or postponements thereof.

Purpose of the Special Meeting

     At the Special Meeting, shareholders of Comair will consider and vote upon a proposal to approve and adopt the Merger Agreement, pursuant to which Kentucky Sub will be merged with and into Comair, with Comair as the Surviving Company at and after the Effective Time. Shareholders will also consider such other business as may properly come before the meeting. Additional information concerning the Special Meeting and the Merger Agreement is set forth below.

Record Date; Outstanding Shares Entitled to Vote; Quorum

     The Record Date for the Special Meeting has been fixed as the close of business on December 7, 1999. Only holders of record of Shares on the Record Date are entitled to notice of and to vote at the Special Meeting. Record holders of Shares on the Record Date are entitled to one vote on matters properly presented at the Special Meeting for each Share held of record. A list of Comair shareholders will be available for examination by holders of Shares during the five business days immediately preceding the Special Meeting at the offices of Comair Holdings, Inc., 2258 Tower Drive, Erlanger, Kentucky 41018, telephone (606) 767-2550 and will also be available for inspection at the Special Meeting.

     On the Record Date, there were 95,526,431 Shares outstanding, held of record by approximately 1,460 registered holders. The presence in person of holders of a majority of the Shares entitled to vote will constitute a quorum for the transaction of business at the Special Meeting. Because the Shares owned by Delta and its affiliates will be represented at the Special Meeting, a quorum will be present, even if no other holders of Shares are present.

Vote Required

     Pursuant to the KBCA, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of two-thirds of the total number of outstanding Shares. Abstentions of Shares that are present at the Special Meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the Merger Agreement. Pursuant to the Merger Agreement, Delta and its affiliates are required to vote their Shares for approval and adoption of the Merger Agreement. As of the Record Date, Delta and its affiliates beneficially own 85,832,237 Shares (approximately 90% of all outstanding Shares). Because the approval of the holders of two-thirds of all outstanding Shares is sufficient to approve and adopt the Merger Agreement, Delta can cause the Merger to occur without the affirmative vote of any other holder of Shares. YOU ARE NOT BEING ASKED FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND ONE. You may vote your Shares, if you so wish, by attending the Special Meeting in person.

     A shareholder who wishes to exercise dissenters' rights under the KBCA must not vote such shareholder's Shares in favor of adoption of the Merger Agreement. An abstention or broker non-vote or a vote against the Merger Agreement will not constitute a waiver of a shareholder's dissenters' rights, but also will not constitute the written notice of intent to exercise dissenters' rights required under Subtitle 13 of the KBCA. See "Dissenters' Rights."

Exchange and Payment Procedures

     General. As soon as practicable after the Effective Time, Harris Trust Company of New York (the "Paying Agent") will mail to each record holder of an outstanding Share a letter of transmittal (the "Letter of Transmittal") and instructions for use in effecting the surrender of such Share in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Share, together with such Letter of Transmittal, properly completed and duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Share will be entitled to receive $23.50 per Share in cash, without interest thereon. Until surrendered in accordance with the foregoing instructions, after the Effective Time each Share will represent for all purposes only the right to receive the Merger Consideration.

     Letter of Transmittal. The Letter of Transmittal will be sent to all record holders of Shares after the Effective Time under separate cover. The Letter of Transmittal will advise such holders of the procedures for surrendering Shares to the Paying Agent in exchange for $23.50 per Share in cash, without interest thereon.

     Valid Surrender of Shares. For Shares to be validly surrendered pursuant to the Merger Agreement, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, must be received by the Paying Agent, at one of its addresses set forth in the Letter of Transmittal and either
(i) certificates representing Shares must be received by the Paying Agent or
(ii) such Shares must be delivered to the Paying Agent by book-entry delivery.

     Book-Entry Delivery. The Paying Agent will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Delivery Facility") for purposes of the Merger. Any financial institution that is a participant in the Book-Entry Delivery Facility's system may make book-entry delivery of Shares by causing the Book-Entry Delivery Facility to deliver such Shares to the Paying Agent's account at the Book-Entry Delivery Facility in accordance with the Book-Entry Delivery Facility's procedure for such transfer.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term includes any participant in the Book-Entry Delivery Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares delivered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are delivered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to a person other than the registered holder of the certificates surrendered, the delivered certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY DELIVERY FACILITY, IS AT THE OPTION AND RISK OF THE RECORD HOLDER OF SHARES AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Backup Federal Income Tax Withholding. Under the Federal income tax laws, unless an exception applies under the applicable rules and regulations, the Paying Agent will be required to withhold 31% of the amount of any payments made to holders of Shares pursuant to the Merger. To prevent such backup Federal income tax withholding with respect to the $23.50 per Share in cash, without interest, payable to a holder of Shares, such holder of Shares must generally provide the Paying Agent with such holder's correct taxpayer identification number and certify that such holder is not subject to backup Federal income tax withholding by completing the substitute form W-9 included in the Letter of

Transmittal. If the holder of Shares is a nonresident alien or foreign entity not subject to backup withholding, such holder of Shares must give the Paying Agent a completed Form W-8 Certificate of Foreign Status (or Form W-8BEN) prior to the receipt of any payments.

     Comair shareholders should not send their Share certificates to the Paying Agent at the present time. Share certificates should be sent to the Paying Agent only pursuant to instructions set forth in a Letter of Transmittal to be mailed to shareholders as soon as practicable after the Effective Time. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this Information Statement, the Merger Agreement and such Letter of Transmittal.

     Any Merger Consideration made available to the Paying Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any shareholders who have not theretofore surrendered their Shares must thereafter look to Delta for payment of their claim for Merger Consideration.

     Any questions concerning surrender and payment procedures and requests for Letters of Transmittal may be addressed to the Paying Agent at (212) 701-7624.

                                   THE MERGER

Background of the Offer and the Merger

     Marketing and Code Sharing Arrangements Between Comair and Delta

     Comair has operated in Cincinnati since 1984 and in Orlando since 1987 as a "Delta Connection" carrier pursuant to a marketing agreement with Delta (the "Delta Connection Agreement"). The current Delta Connection Agreement was entered into on October 1, 1989, and was scheduled to expire on October 31, 1999. Delta and Comair have agreed to extend the Delta Connection Agreement on a month-to-month basis.

     Under the Delta Connection program, all Comair flights are promoted as part of the Delta route network in computer systems used by travel agents and in advertising and published timetables, and all Comair flights carry the Delta designator code. Comair flights are sold on Delta ticket stock, and all revenue from Comair ticket sales by travel agents are remitted to Delta. Delta handles Comair reservations calls. Customer payments for tickets purchased from agents or at Delta city ticket offices for Comair flights are remitted to Delta. Comair and Delta split revenues (less cost of sales) in accordance with a revenue proration arrangement. Under this arrangement, Comair is paid all revenue (less cost of sales) for tickets sold to passengers not connecting to a Delta-operated flight (i.e., local traffic). Revenue for passengers traveling on a ticket with a Comair flight connecting to a Delta-operated flight are prorated between Delta and Comair using a proration methodology that considers the mileage of the flight segments flown and the relative cost of the service provided, minus the cost of sales, with adjustments made for international tickets.

     As noted above, all Comair flights operate under the Delta code. These flights generated revenues for Comair of approximately $625 million and $726 million in Comair's fiscal years ended March 31, 1998 and 1999, respectively, representing substantially all of Comair's revenues for those periods. During Comair's fiscal year ended March 31, 1999, approximately 45% of Comair's passengers connected with or from Delta flights. Pursuant to separate arrangements, Comair leases reservation equipment and certain facilities from Delta, and Delta provides certain services to Comair including reservations and passenger and ground handling services. Expenses under these arrangements in Comair's fiscal years ended March 31, 1998 and 1999, were approximately $26.2 million and $30.4 million, respectively.

     Delta Ownership of Comair Shares; Stock Agreement

     On July 25, 1986, Delta purchased from Comair 1,850,000 Shares pursuant to a stock purchase agreement dated June 11, 1986 (the "Stock Agreement"), between the two companies. Delta made this investment for the purposes of obtaining a significant equity interest in Comair, and to enhance Comair's continuing participation in the Delta Connection program. After giving effect to the issuance of these Shares, Delta's investment represented approximately 19.35% of the then-outstanding number of Shares.

     On December 27, 1989, Delta assigned and transferred to Delta Holdings all of the Shares then owned by Delta.

     The Stock Agreement provides that, if Delta so requests, (i) Comair will take such action as may be necessary to cause the election to the Comair Board of one designee of Delta and reasonably acceptable to Comair and (ii) for as long as Delta owns at least 10% of the Shares, Comair will include at least one Delta designee reasonably acceptable to Comair on its slate of nominees for election as directors and will use its reasonable best efforts to assure that such individual is elected to the Comair Board (including, without limitation, by soliciting proxies in favor of such election). Between March 31, 1997, and November 22, 1999, neither Delta nor any of its affiliates nominated any designees to or had any representatives on the Comair Board. In addition, the Stock Agreement provides Delta certain registration rights for the Shares acquired by it pursuant to the Stock Agreement and certain preemptive rights with respect to future issuances of Shares or other voting securities of Comair.

     Pursuant to the Stock Agreement, Delta has agreed that, except under certain circumstances, neither it nor any entity controlled by it will acquire, without the written consent of Comair, ownership of more than 25% of the Shares

(the "Standstill Agreement"). Comair consented to the Offer and the Merger in the Merger Agreement. In addition, under the Stock Agreement, Delta has granted Comair a right of first refusal with respect to any voting securities of Comair that Delta may determine to sell, at any time Delta owns at least 5% of the outstanding Shares, in a private sale or in certain public offerings registered under the Securities Act.

     Pursuant to the Offer, which expired on November 19, 1999, Delta purchased 64,759,582 Shares (representing approximately 87% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer). After giving effect to this purchase, Delta beneficially owned 85,832,237 of the 95,526,431 outstanding Shares, representing approximately 90% of the Shares then outstanding.

     Recent Contacts, Negotiations and Transactions

     On December 18, 1998, representatives of Delta and Comair met to discuss various aspects of the relationship between Delta and Comair, and to exchange views as to the strategic direction of the regional commuter market and the Delta Connection program. This included an exploratory discussion of the concept of a transaction that would include certain operations of Delta, ASA Holdings, Inc. ("ASA") and Comair. Delta subsequently informed Comair that Delta was considering various alternatives with respect to its relationship with ASA and it did not at that time intend to pursue further discussions with Comair concerning such a concept. On February 16, 1999, Delta and ASA announced that they had entered into an Agreement and Plan of Merger. ASA became an indirect, wholly owned subsidiary of Delta on May 11, 1999.

     During the months of May, June and July 1999, representatives of Delta and Comair again had preliminary contacts concerning the possibility of exploring a transaction involving Comair and ASA. No substantive discussions concerning such a transaction occurred. On May 18 and July 20, 1999, at regularly scheduled meetings of Comair's Board of Directors, the Comair Board reviewed the status of the discussions with Delta regarding the upcoming October 31, 1999, expiration of the Delta Connection Agreement between Delta and Comair as well as various strategic alternatives and initiatives that could be considered in light of such expiration.

     On July 29, 1999, Leo Mullin, the President and Chief Executive Officer of Delta, and David R. Mueller, the Chairman and Chief Executive Officer of Comair, discussed the upcoming October 31, 1999, expiration of the Delta Connection Agreement. Mr. Mullin stated that Delta believed the existing commercial relationship under-compensated Delta and overcompensated Comair and was inconsistent with current market terms, including recent agreements between Delta and certain other Delta Connection carriers. Mr. Mullin identified as possible alternatives for addressing the expiration of the Delta Connection
Agreement: (i) renegotiation of the existing agreement, which might include a different type of commercial relationship pursuant to which Delta would purchase Comair's capacity (i.e. available seat miles) and would pay Comair a base rate equal to Comair's cost plus a specified percentage that would increase if Comair met certain performance incentives (an "ASM Buy") or (ii) if Comair thought it appropriate, an acquisition of Comair by Delta. Mr. Mullin added, however, that it was premature at that time to discuss an acquisition because Delta had not done the work necessary to decide whether this was a viable alternative. Mr. Mueller said that although discussion of an acquisition of Comair might be premature, he would discuss these matters with Comair's Board at their scheduled August 10, 1999, meeting.

     At such meeting on August 10, 1999, Comair's Board again discussed the various options that could be considered in light of the October 31, 1999, expiration of the Delta Connection Agreement, including a renegotiation of the Delta Connection Agreement, alternative acquisitions, code-sharing arrangements with other carriers, multiple connection agreements and an acquisition of Comair by Delta. Comair's Board directed management to begin to actively explore certain of these alternatives. Pursuant to this direction, Comair retained Morgan Stanley as its financial advisor in the consideration of these alternatives.

     On August 12, 1999, Mr. Mueller informed Mr. Mullin in a telephone conversation that Comair's Board thought that Comair should remain independent and that Comair was currently analyzing a range of alternatives and initiatives including renegotiation of the Delta Connection Agreement. Mr. Mueller asked Mr. Mullin to call him back and tell him how he wished to proceed.

     On August 17, 1999, Mr. Mullin telephoned Mr. Mueller and informed him that Delta's preferred approach for addressing the October 31, 1999, expiration of the Delta Connection Agreement was to reach agreement on the terms of a new commercial agreement between the parties and not to pursue an acquisition of Comair. Later that day, Warren Jenson, then the Chief Financial Officer of Delta, Edward West, the current Chief Financial Officer of Delta, and Brian LaBrecque of Delta met with a team from Comair headed by David Siebenburgen, President, Chief Operating Officer and a director of Comair. At this meeting, Delta's representatives outlined the broad terms of a proposal for a new marketing agreement. Delta's representatives stated that the new arrangements should be more comparable to current market terms as reflected in ASM Buy agreements recently entered into between Delta and certain other Delta Connection carriers. Comair's representatives said that they were willing to consider using Delta's proposed terms as the basis for discussions with respect to new operations, but proposed that the current economic arrangements stay in place for flights operating in Cincinnati. In telephone calls on August 23, 1999, and in a meeting held on August 24, 1999, representatives of Delta and Comair discussed Delta's proposed term sheet for an ASM Buy agreement.

     On August 18 and September 8, 1999, the Comair Board met with representatives of Morgan Stanley to discuss various strategic alternatives and initiatives, and to review the impact of such alternatives and initiatives on Comair and the value of the Shares.

     On August 27, 1999, Messrs. Mullin and Jenson met with Mr. Mueller and Peter Forster, an outside director of Comair. At this meeting, Comair's representatives expressed their concerns with Delta's proposed terms for a new commercial agreement and suggested alternative approaches for addressing the October 31, 1999, expiration of the Delta Connection Agreement, including the possibility of monetizing a portion of Delta's equity interest in Comair. Messrs. Mullin and Jenson asked Mr. Forster to provide them with a written outline of these proposals, but stated that the basis for any discussions had to be a market based commercial agreement.

     On September 17, 1999, Mr. Mullin, Frederick Reid, the Chief Marketing Officer of Delta, and Mr. West met with Messrs. Mueller, Forster and Siebenburgen. At that meeting Mr. Forster stated that while Comair's preferred approach was to continue its relationship with Delta, Comair was exploring certain other options, including arrangements with other airlines, in the event Delta and Comair could not agree on terms for a new commercial agreement. He then proposed four alternative approaches for continuing the Delta-Comair relationship: (i) maintaining the existing economic arrangements for Comair operations at Cincinnati and negotiating new arrangements based on current market terms for such arrangements for all other existing and new business, (ii) using the same arrangements as described in clause (i) above but with Comair managing ASA's operations on behalf of Delta for a negotiated fee, (iii) Comair purchasing ASA from Delta and utilizing arrangements similar to those described in clause (i) above for Comair and ASA and (iv) Delta acquiring Comair. Mr. Mullin said that the alternative described in clause (i) was not consistent with existing market terms and that Delta was not interested in pursuing the alternatives involving ASA. As to the acquisition alternative, Mr. Mullin stated that, while Delta did not rule out the possibility of exploring whether an acquisition of Comair was viable, Delta's preference was to put in place a new commercial agreement with Comair and he believed the parties should focus their attention on attempting to negotiate such an agreement. Mr. Mullin also said these matters needed to be resolved in the next few weeks as Delta would not extend the Delta Connection Agreement after its October 31, 1999, expiration for any significant period of time.

     During the next week, representatives of Delta and Comair continued to discuss the possible terms of a new commercial agreement. On September 23, 1999, Mr. Siebenburgen and Mr. West had a telephone conversation in which Mr. Siebenburgen stated that Comair and Delta were still far apart on the economic terms of a new commercial agreement. Messrs. Siebenburgen and West agreed that Comair and Delta should continue their efforts to reach an agreement. The parties decided it would be appropriate for Delta's and Comair's respective advisors to begin to discuss how to proceed with respect to exploring the viability of an acquisition of Comair by Delta. Over the next few days, the legal and financial advisors of Comair and Delta held preliminary discussions on the scope of due diligence and the terms of a confidentiality agreement. No agreement was reached on these matters.

     In a letter dated September 24, 1999, Comair delivered its response to Delta's proposals concerning a new commercial agreement.

     On September 30, 1999, Messrs. Mueller and Mullin had a telephone conversation in which they discussed the status of the ongoing negotiations over the commercial agreement. In the course of this conversation, Mr. Mullin said that it was necessary for the parties to make substantial progress in resolving their commercial relationship over the next few weeks since Delta would require some time to implement alternative plans in the event no agreement between Delta and Comair was reached.

     During a discussion on September 30, 1999, between representatives of Goldman Sachs, the financial advisor to Delta, and Morgan Stanley, the Goldman Sachs representative stated that, although Delta had not determined whether to proceed with the acquisition alternative and was not in a position to make an acquisition proposal at that time, it was his view that, if the acquisition alternative were to be pursued, a per Share value for Comair in a range from "the very high teens to $20.00" might be appropriate, subject to performing the necessary work to validate such value.

     On October 1, 1999, the Comair Board met to discuss the status of the discussions with Delta regarding a possible acquisition of Comair by Delta, the upcoming October 31, 1999, expiration of the Delta Connection Agreement and various other strategic alternatives and initiatives, including the possibility of no ongoing relationship with Delta, entering into code-sharing arrangements with other carriers, entering into multiple connection agreements and entering into certain other commercial arrangements with other carriers. Representatives from Morgan Stanley gave a presentation regarding the valuation impact of various strategic alternatives and initiatives, and representatives of Shearman & Sterling, special counsel to Comair, discussed with the Comair Board the legal standards applicable to its consideration of these alternatives.

     On October 4, 1999, Morgan Stanley informed Goldman Sachs that Comair's Board had met and had discussed a number of alternatives available to Comair, and had instructed management and Morgan Stanley to actively explore certain alternatives and strategic initiatives that did not involve Delta. The Morgan Stanley representative also explained that the Comair Board had determined that there was no basis for Comair to proceed with an acquisition by Delta of Comair at that time but that Comair wished to continue to try to reach agreement on the terms of a new commercial agreement with Delta. On October 6, 1999, a representative of Morgan Stanley stated to Mr. West that the Comair Board was actively exploring alternatives other than the acquisition alternative but was interested in continuing negotiations with Delta on a new commercial agreement. In the course of that discussion, the Morgan Stanley representative indicated that, in his view, if Comair's Board were ever to seriously consider an acquisition, it would be at a price in excess of the potential valuations previously expressed by Goldman Sachs.

     On October 6, 1999, Delta sent a letter to Comair modifying in certain respects Delta's previously proposed terms for a new commercial agreement in an attempt to address certain of Comair's concerns. In this letter, Delta also expressed the need to resolve the negotiations on the commercial agreement before October 31, 1999 for operational and logistical reasons. On October 8, 1999, representatives of Delta and Comair met and discussed their respective positions on the commercial agreement negotiations.

     On October 12, 1999, representatives of Morgan Stanley and Goldman Sachs had a telephone conversation to discuss the parties' respective alternatives in light of the status of the commercial agreement negotiations. In the course of this discussion, the Goldman Sachs representative referred to the conversation between the Morgan Stanley representative and Mr. West on October 6, 1999, and indicated that, in his view, if an acquisition alternative were pursued, a per Share value that was near the midpoint of a $20-$25 range would be appropriate, subject to performing the necessary work to validate that value. The Morgan Stanley representative responded that he believed that the Comair Board was no longer engaged in exploring the feasibility of an acquisition, but that he would report the conversation to Comair's management.

     The following day, Mr. Mueller called Mr. Mullin to suggest that they meet to discuss whether an acquisition of Comair by Delta represented a viable and mutually satisfactory alternative. Mr. Mullin suggested that in order for Delta to assess the feasibility of an acquisition of Comair, due diligence investigations should begin prior to that meeting, and Mr. Mueller agreed. Delta, Comair and their respective representatives and advisors then had a number of discussions concerning the scope of due diligence and the terms of a confidentiality agreement between the parties. On the evening of October 13, 1999, Delta and Comair entered into the Confidentiality Agreement and Delta commenced due diligence the next morning. On the evening of October 15, 1999, the respective legal advisors of Delta and Comair held preliminary discussions concerning the terms of a draft merger agreement.

     On the morning of October 16, 1999, Messrs. Mueller and Forster met with Messrs. Mullin and West to determine whether an agreement could be reached concerning the acquisition of Comair by Delta. At that meeting, after lengthy negotiations, the parties agreed to recommend to their respective Boards of Directors a purchase price of $23.50 per Share in cash, subject to satisfactory completion of due diligence and reaching agreement on the terms of a merger agreement. At this meeting, the parties also discussed the possibility of Mr. Mueller entering into a consultancy arrangement with Delta and the role of Mr. Siebenburgen in Delta's organization in the event that Delta acquired Comair.

     At a meeting of the Comair Board held on the evening of October 16, 1999, Mr. Forster reviewed with the Comair Board the discussions with Messrs. Mullin and West earlier in the day, and management reviewed various alternative strategies and initiatives available to Comair, including an alternative business plan that contemplated no ongoing relationship with Delta, entering into code-sharing arrangements with certain other carriers, entering into multiple connection agreements and entering into certain other commercial arrangements. A representative of Shearman & Sterling reviewed with the directors the legal standards applicable to their deliberation and the terms of the draft Merger Agreement, and Morgan Stanley reviewed its financial analysis of the proposed transaction and expressed its oral opinion (subsequently confirmed in writing) that, as of that date and based on and subject to the matters discussed at the board meeting, the consideration to be received by Comair's shareholders pursuant to the draft Merger Agreement was fair, from a financial point of view, to such shareholders (other than Delta and its affiliates). The Comair Board unanimously approved the proposed transaction on the terms under consideration. On October 17, 1999, Morgan Stanley delivered its written opinion confirming its oral opinion.

     At a meeting held on the morning on October 17, 1999, Delta's Board of Directors heard presentations from Delta's management and legal advisors regarding the proposed transaction. Management reported that an acquisition of Comair would enable Delta to realize revenue gains from factors such as market growth, more efficient operations, integrated revenue management and better utilization of aircraft at both airlines. The Delta Board unanimously approved the proposed acquisition on the terms under consideration.

     The Merger Agreement was signed that evening and the transaction was announced on the morning of October 18, 1999.

     Kentucky Sub commenced the Offer on October 22, 1999.

     Following the announcement of the signing of the Merger Agreement, seven putative class action lawsuits were filed on behalf of shareholders of Comair. On November 10, 1999, counsel for the parties to those actions entered into a memorandum of understanding (the "Memorandum of Understanding") setting forth the parties' agreement-in-principle to the terms of a proposed settlement of those actions. In accordance with the Memorandum of Understanding, Comair, Delta and Kentucky Sub, among other things, entered into Amendment No. 1 to the Merger Agreement, amending the Merger Agreement to eliminate the $50 million termination fee payable by Comair to Delta if Comair or Delta were to terminate the Merger Agreement as a result of Comair's receiving and accepting a Superior Proposal or in certain other circumstances. See "Certain Litigation."

     Pursuant to the Offer, which expired on November 19, 1999, Kentucky Sub purchased 64,759,582 Shares (representing approximately 87% of the Shares outstanding on such date that were not already beneficially owned by Delta prior to commencement of the Offer). After giving effect to this purchase, Delta beneficially owned approximately 90% of all outstanding Shares. Shortly thereafter, all directors except for Mr. Peter H. Forster and Mr. Robert H. Castellini resigned from the Comair Board, and Mr. Malcolm B. Armstrong, Ms. Vicki B. Escarra, Mr. Frederick W. Reid and Mr. Edward H. West were elected as directors of Comair.

     The Confidentiality Agreement

     Delta and Comair are parties to a Confidentiality Agreement dated September 29, 1999, containing customary terms, including a standstill provision and restrictions on solicitations by Delta of certain employees of Comair. A copy of the Confidentiality Agreement is filed as Exhibit (c)(21) to the Comair Schedule 14D-9 and incorporated herein by reference. The foregoing summary of the Confidentiality Agreement is qualified in its entirety by reference thereto.

Recommendation and Reasons of the Comair Board

     Recommendation of the Comair Board

     AT A MEETING OF THE BOARD OF DIRECTORS ON OCTOBER 16, 1999, THE COMAIR BOARD UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, COMAIR AND THE HOLDERS OF SHARES (OTHER THAN DELTA AND ITS AFFILIATES). THE COMAIR BOARD RECOMMENDS THAT COMAIR'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

     Reasons for the Recommendation of the Comair Board

     In approving the Merger Agreement and the transactions contemplated thereby, and recommending that holders of Shares approve and adopt the Merger Agreement, the Comair Board considered a number of factors, including, but not limited to, the following:

         (i) The familiarity of the Comair Board with the financial condition, results of operations, business and prospects of Comair (as reflected in Comair's historical and projected financial information), current economic and market conditions generally and in the airline industry specifically;

         (ii) That Comair's financial condition, results of operations, business and prospects are substantially affected or influenced by Comair's relationship with Delta and Comair's role as a Delta Connection carrier and that the Delta Connection Agreement terminates on October 31, 1999;

         (iii) That, based upon discussions between Delta and Comair's management as part of the negotiations for the renewal of the Delta Connection Agreement, management's conclusion that the terms of any such renewal would substantially reduce Comair's net income from the net income of Comair previously projected by management;

         (iv) That Delta had proposed other changes to its commercial relationship with Comair, the effect of which management could not readily quantify but which management believed could adversely affect further the future financial performance of Comair;

         (v) That Morgan Stanley's analysis demonstrates that if the Delta Connection Agreement was amended or altered as provided by the Initial Delta Proposal or the Intermediate Proposal, the Shares might be expected to trade in the range from $5.00 per Share to $10.00 per Share, and that the $23.50 per Share in cash to be paid in the Offer and the Merger represented a premium of approximately 135% to the $10.00 trading value and a premium of approximately 370% to the $5.00 trading value;

         (vi) A review by management of a range of alternative strategies that might be pursued in the event that the Delta Connection Agreement were not to be renewed, the possible values that might be achieved through those strategies, and the Comair Board's conclusion that these alternative strategies entail substantial risk and, in any event, that none of these alternative strategies are likely to result in greater value to Comair or its shareholders than the Offer and the Merger;

         (vii) The opinion of Comair's financial advisor, Morgan Stanley, that as of the date of such opinion, the $23.50 per Share to be offered to the shareholders of Comair pursuant to the Merger Agreement is fair from a financial point of view to such shareholders (other than Delta and its affiliates) (see "The Merger--Opinion of the Financial Advisor to the Comair Board");

         (viii) The fact that the Merger Agreement provides for a first-step cash tender offer for all outstanding Shares thereby enabling shareholders who tender their Shares to receive promptly $23.50 per Share in cash, and that shareholders who do not tender their Shares will receive the same cash price in the subsequent merger;

         (ix) A review of other transactions that could be pursued as possible alternatives to the Offer and the Merger, the range of possible benefits and risks to the shareholders of such alternatives, the timing and likelihood of accomplishing any such alternatives, and the effect of Delta's ownership of approximately 22% of the Shares and commercial relationship with Comair on Comair's ability to pursue any of these alternatives;

         (x) The likelihood that the Offer and the Merger will be consummated, including the fact that the obligations of Delta and Kentucky Sub are not conditioned upon Kentucky Sub obtaining any financing;

         (xi) The terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the Comair Board from considering other bids that the Comair Board has determined on the terms of such proposal, including the proposed consideration per Share, to be a Superior Proposal, and the Comair Board's right to terminate the Merger Agreement in order to enter into a Superior Proposal upon the payment of $50 million;1 and

         (xii) That the $23.50 per Share in cash to be paid in the Offer and the Merger represented a premium of approximately 31% to the closing price of the Shares on October 15, 1999, the last full day of trading prior to the announcement of the execution of the Merger Agreement.

     While the Comair Board noted that (i) the Offer price of $23.50 was less than the highest sales price per Share of $29.00 as reported on the Nasdaq National Market System in the fifty-two weeks prior to the announcement of the Offer and (ii) the Offer price of $23.50 was less than the highest price of $24.75 which Comair had paid for Shares in the fifty-two weeks prior to the announcement of the Offer, the Comair Board did not consider either of these to be material factors given the Comair Board's expectation of the price at which the Shares might be expected to trade following the renegotiation or termination of the Delta Connection Agreement. The Comair Board is not aware of any firm offers made by any person other than Delta and its affiliates during the 18 months preceding the announcement of the Offer for a merger or consolidation involving Comair or the sale or other transfer of all or any substantial part of the assets of Comair or securities of Comair which would enable the holder thereof to exercise control of Comair.

     The foregoing discussion of the information and factors considered and given weight by the Comair Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Offer and the Merger Agreement, the Comair Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Comair Board may have given different weights to different factors. In light of the nature of Comair's business, Comair did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.


------------
  1 In accordance with the Memorandum of Understanding entered into on November 10, 1999, among counsel for the parties to the various actions brought on behalf of certain Comair shareholders, on November 10, 1999, Comair, Delta and Kentucky Sub amended the Merger Agreement to eliminate the $50 million termination fee payable by Comair to Delta if Comair or Delta were to terminate the Merger Agreement as a result of Comair's receiving and accepting a Superior Proposal or in certain other circumstances.

     Certain Projections for Comair

     The following sets forth certain financial information and projections for Comair for the fiscal years ending March 31, 2000 through 2003 that were provided by Comair to Morgan Stanley. The projections were delivered to Morgan Stanley solely in connection with Morgan Stanley's due diligence investigation of Comair in order for Morgan Stanley to prepare the financial analysis described below in connection with the Offer and the Merger. Due to the anticipated revenue reallocation and cost sharing arrangements proposed by Delta as part of the negotiations for the renewal of the Delta Connection Agreement between Comair and Delta, Comair developed its financial projections to reflect Comair management's best estimate of certain potential outcomes and the impact of those outcomes on Comair's expected future financial performance. Comair management provided Morgan Stanley projections for four potential outcomes: (i) the initial proposal made by Delta for the new operating agreement (the "Initial Delta Proposal"), (ii) the hypothetical intended to represent a scenario between the Initial Delta Proposal and the Comair Proposal (as defined below) (the "Intermediate Proposal"), (iii) the last Comair proposal for the new operating agreement (the "Comair Proposal") and (iv) a scenario which represented no ongoing relationship between Delta and Comair and the pursuit by Comair of certain other alternatives, including code-sharing arrangements with other carriers and other commercial arrangements (the "Alternative Business Plan") (these alternatives collectively, the "Revised Projections").

     Comair does not in the ordinary course publicly disclose projections as to future revenues or earnings and the Revised Projections were not prepared with a view to public disclosure. These projections were not prepared in accordance with generally accepted accounting principles and Comair's independent accountants have not examined or reviewed any of the following projections or expressed any conclusion or provided any other form of assurance with respect to such projections and accordingly assume no responsibility for such Revised Projections. The projections were not prepared with a view to compliance with the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require more complete presentation of data than as shown below.


                                                Total Revenue (in millions)
                                           ------------------------------------
                                            2000      2001      2002      2003
                                           ------    ------    ------    ------
Comair Proposal........................... $  894   $ 1,021   $ 1,208   $ 1,412
Intermediate Proposal.....................    884       924     1,117     1,362
Initial Delta Proposal....................    655       753       889     1,054
Alternative Business Plan................. $  876   $ 1,017   $ 1,291   $ 1,499


                                                     EBIT (in millions)
                                           ------------------------------------
                                            2000      2001      2002      2003
                                           ------    ------    ------    ------
Comair Proposal........................... $  235   $   260   $   303   $   331
Intermediate Proposal.....................    230       142       172       208
Initial Delta Proposal....................     95       107       124       142
Alternative Business Plan................. $  159   $   128   $   149   $   202


                                                    Earnings Per Share
                                           ------------------------------------
                                            2000      2001      2002      2003
                                           ------    ------    ------    ------
Comair Proposal........................... $ 1.57   $  1.74   $  2.06   $  2.28
Intermediate Proposal.....................   1.50      0.92      1.10      1.34
Initial Delta Proposal....................   0.66      0.73      0.86      0.99
Alternative Business Plan................. $ 1.08   $  0.86   $  1.00   $  1.36

Opinion of Financial Advisor to the Comair Board

     Comair retained Morgan Stanley to act as its financial advisor in connection with the Offer and the Merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On October 16, 1999, Morgan

Stanley delivered its oral opinion to the Comair Board that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to the Comair Board and later set forth in the written opinion of Morgan Stanley dated as of October 17, 1999, the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates).

     The full text of Morgan Stanley's written opinion dated as of October 17, 1999, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken (the "Morgan Stanley Opinion"), was filed as Exhibit (a)(2) to the Comair Schedule 14D-9 and is incorporated herein by reference. Holders of Shares are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the Comair Board and addresses the fairness of the consideration, from a financial point of view, to the holders of Shares (other than Delta and its affiliates) pursuant to the Merger Agreement and it does not address any other aspect of the Merger. The summary of the Morgan Stanley Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of Comair; (ii) reviewed certain internal financial statements and other financial and operating data concerning Comair prepared by the management of Comair; (iii) reviewed certain financial projections prepared by the management of Comair; (iv) discussed the past and current operations and financial condition and the prospects of Comair, including Comair's expected future relationship with Delta, with senior executives of Comair; (v) reviewed the reported prices and trading activity for the Shares; (vi) compared the financial performance of Comair and the prices and trading activity of the Shares with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (viii) participated in discussions and negotiations among representatives of Comair and Delta and their financial and legal advisors; (ix) reviewed the draft Merger Agreement and certain related documents; and (x) performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Comair. In addition, Morgan Stanley assumed that the Offer and the Merger would be consummated on the terms set forth in the Merger Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Comair, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

     In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party, nor did it have discussions with any party other than Delta with respect to the acquisition of Comair or any of its assets.

     Below is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the Comair Board on October 16, 1999, in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the Comair Board on such date. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses of Morgan Stanley, the tables must be read together with the text of each summary. These tables alone do not constitute a complete description of Morgan Stanley's financial analysis.

     The current unaffected market price of the Shares was not an appropriate means of valuation because it did not reflect the impact of the Revised Projections and, consequently, Morgan Stanley based its analyses on the Revised Projections.

     Comparable Public Company Analysis

     As part of its Comparable Public Company Analysis, Morgan Stanley compared certain financial information of Comair with corresponding publicly available information of a group of four publicly-traded regional airline companies that Morgan Stanley considered comparable in certain respects with Comair (the "Comparable Public Companies"), which group included: Mesa Air Group, Inc.; Atlantic Coast Airlines Holdings, Inc.; SkyWest, Inc.; and Mesaba Holdings, Inc. Morgan Stanley applied a range of multiples for the Comparable Public Companies, based on certain market trading multiples, to operating data for Comair under the Comair Proposal, the Intermediate Proposal, the Initial Delta Proposal and the Alternative Business Plan to evaluate at what price the Shares might be expected to trade in the public markets in the future based on each of these proposals.

      Morgan Stanley analyzed the profitability of the Revised Projections versus the profitability of Comparable Public Companies. The profitability measure used was operating income as a percent of sales.


       Revised Projections Versus Profitability of Comparable Public Companies(1)
       --------------------------------------------------------------------------
                                       Comparable Companies vs.     Comparable Companies vs.
               Companies              Comair Blended 2001 Margin   Comair Blended 2003 Margin
-----------------------------------   --------------------------   --------------------------
Comair Proposal....................             25.5%                        23.5%
Initial Delta Proposal.............             14.2%                        13.5%
Intermediate Proposal..............             15.4%                        15.2%
Alternative Business Plan..........             12.6%                        13.5%
Atlantic Coast Airlines
  Holdings, Inc....................             16.7%                        16.7%
Mesa Air Group, Inc................              8.7%                         8.7%
Sky West, Inc......................             17.0%                        17.0%
Mesaba Holdings, Inc...............             10.2%                        10.2%

------------
(1) Margins reflect the last four quarters of publicly available information as of October 15, 1999.


      Morgan Stanley then analyzed the relative performance of Comair by comparing certain market trading statistics for Comair with those of the Comparable Public Companies. The market trading information used in ratios provided below is as of October 15, 1999. The market trading information reviewed for purposes of the valuation analysis was (i) market price to estimated earnings per share for 1999, (ii) market price to estimated earnings per share for 2000, (iii) projected earnings growth and (iv) market price to estimated earnings per share for 2000 divided by projected earnings growth. Earnings per share and projected growth estimates for Comair and the Comparable Public Companies were based on median IBES estimates as of October 15, 1999. An analysis of the multiples for the Comparable Public Companies yielded the following:

                                    1999              2000         Projected 5-Year    Price/Earnings
          Company              Price/Earnings    Price/Earnings       EPS Growth         to Growth
----------------------------   --------------    --------------    ----------------    --------------
Comair......................        12.1x             10.6x               17%               0.62x
Atlantic Coast Airlines
 Holdings, Inc..............        15.0x             10.4x               17%               0.62x
Mesa Air Group, Inc.........         9.0x              7.1x               13%               0.55x
Sky West, Inc...............        10.7x              9.2x               17%               0.54x
Mesaba Holdings, Inc........         7.1x              6.1x               18%               0.34x


     Based on the foregoing analysis, Morgan Stanley applied multiples of 7x to 11x to 2000 estimated earnings of Comair based on the Revised Projections, and calculated ranges of implied share values as follows:

                                               Trading Valuation
                                               -----------------                 Equity Value
                                                                   ------------------------------------------
                                                 Multiple Range    Aggregate (in millions)       Per Share
                                 2000E          ---------------    -----------------------    ---------------
                              CY Earnings(1)    Low        High       Low         High        Low        High
                              --------------    ---        ----       ---         ----        ---        ----
Comair Proposal...........        $1.69         7.0x       11.0x     $1,163      $1,827      $11.81     $18.57
Intermediate Proposal.....         0.89         7.0x       11.0x        605         951        6.20       9.75
Initial Delta Proposal ...         0.71         7.0x       11.0x        488         767        4.96       7.80
Alternative Business Plan.        $0.83         7.0x       11.0x       $571        $898       $5.81      $9.12

------------
(1)  Based on Management Projections.

     Morgan Stanley noted that the price of $23.50 per Share proposed to be paid to the Comair shareholders in the Offer and the Merger was above the range of the implied per share equity values of $18.57 to $4.96.

     Discounted Stock Price Analysis

     As part of its discounted stock price analysis, Morgan Stanley applied the multiples of the Comparable Public Companies to the future expected earnings of Comair under the Comair Proposal, the Intermediate Proposal, the Initial Delta Proposal and the Alternative Business Plan to evaluate at what price the Shares might be expected to trade in the public markets in the future based on each of these proposals. Morgan Stanley applied a range of earnings multiples based on the comparable public company analysis to projected year 2003 earnings for each of the proposals, to imply a future stock price for Comair. The implied future stock price from this analysis was then discounted to its present value based on a range of discount rates representing the estimated cost of equity for Comair. As set forth in the chart below, such analysis, using a multiple range of 7x to 11x and a discount rate of 13% to 15%, yielded (i) a per share equity value of $11.45 to $18.96 for the Comair Proposal, (ii) a per share equity value of $7.04 to $11.66 for the Intermediate Proposal, (iii) a per share equity value of $4.99 to $8.26 for the Initial Delta Proposal, and (iv) a per share equity value of $6.71 to $11.11 for the Alternative Business Plan.

     No company utilized in the comparable public company analysis as a comparison is identical to Comair. In evaluating the Comparable Public Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Comair, such as the impact of competition on the business of Comair and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Comair or the industry or in the financial markets in general. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using the Comparable Public Companies data.


                       Discounted Stock Price Analysis(2)
                       ----------------------------------
                                                                               Equity Value
                                                              -------------------------------------------
                                            Multiple Range    Aggregate (in millions)       Per Share
                              2003        -----------------   -----------------------   -----------------
                               CY
                            Earnings(1)    Low        High        Low        High        Low        High
                            -----------   -----      ------      -----      ------      -----      ------
Comair Proposal...........        $2.49    7.0x       11.0x     $1,127      $1,866     $11.45      $18.96
Intermediate Proposal.....         1.53    7.0x       11.0x        693       1,147       7.04       11.66
Initial Delta Proposal ...         1.08    7.0x       11.0x        491         813       4.99        8.26
Alternative Business Plan.        $1.46    7.0x       11.0x       $660      $1,093      $6.71      $11.11

------------
(1)  Based on Management Projections.

(2)  Pro Forma 2003 share price discounted at 13.0% to 15.0%.

     Morgan Stanley noted that the price of $23.50 per Share proposed to be paid to the Comair shareholders in the Offer and the Merger was above the range of the implied per share equity values of $18.96 to $4.99.

     Precedent Transaction Premiums Analysis

     As part of its precedent transaction premiums analysis, Morgan Stanley reviewed takeover premiums paid in precedent airline and "going private" transactions. Morgan Stanley applied a range of premiums based on such precedents to the potential trading values arrived at in the comparable public company analysis to evaluate the potential prices for the Shares. Using publicly available information, Morgan Stanley performed an analysis of two precedent transactions in the regional air carrier business segments that Morgan Stanley deemed comparable to the Offer and the Merger for purposes of an analysis of premiums paid. The two transactions constituting the Precedent Airline Transactions were (acquiror/acquiree): American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. Morgan Stanley calculated that the premium to unaffected stock price in the American Airlines, Inc./Reno Air, Inc. and Mesa Air Group Inc./CCAir, Inc. transactions was 51.9% and 24.4%, respectively, with a mean of 38.2% and a median of 38.2%. After combining the results of the above transactions with data from Securities Data Corporation indicating that the mean and medium premiums paid in 76 "going private" transactions during the past five years was 37.4% and 31.8%, respectively, Morgan Stanley calculated a range of implied share values based on a range of premiums from 30% to 40% applied to the values derived from the comparable public company analysis set forth above:


                             Precedent Premiums Paid
                             -----------------------
                                                                                      Equity Value
                                                                      ------------------------------------------
                                                   Premium Range      Aggregate (in millions)       Per Share
                                 Current         -----------------    -----------------------    ---------------
                                 Price(1)        Low          High      Low            High      Low        High
                             ----------------    ---          ----      ---            ----      ---        ----
Comair Proposal...........   $11.81    $18.57    30.0%        40.0%    $1,511         $2,558   $15.36     $25.99
Intermediate Proposal.....     6.20      9.75    30.0%        40.0%       786          1,331     8.07      13.65
Initial Delta Proposal ...     4.96      7.80    30.0%        40.0%       635          1,074     6.45      10.92
Alternative Business Plan.    $5.81     $9.12    30.0%        40.0%      $743         $1,257    $7.55     $12.77

------------
(1)  Implied trading valuation price.

     Morgan Stanley noted that the price of $23.50 per Share proposed to be paid to the Comair shareholders in the Offer and the Merger was at the high end of the range of the implied per share equity value of $25.99 to $6.45.

     Precedent Transaction Multiples Analysis

     As part of its precedent transaction multiples analysis and using publicly available information, Morgan Stanley performed an analysis of the precedent acquisition of ASA Holdings, Inc. by Delta. Morgan Stanley applied the multiples from the ASA transaction to the Comair operating data to evaluate the potential prices for the Shares under each of the proposals. Applying the multiples of earnings paid in the ASA transaction to the expected earnings in the Initial Delta Proposal, the Intermediate Proposal and analysts' expected earnings for Comair as compiled by IBES resulted in a range of values for Comair of $21.96 to $16.94.

     No transaction utilized in the precedent transactions analysis as a comparison is identical to the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Comair, such as the impact of competition on the business of Comair and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Comair or the industry or in the financial markets in general. Mathematical analyses, such as determining the average or median, is not in itself a meaningful method of using precedent transactions data.

     Morgan Stanley noted that the price of $23.50 per Share proposed to be paid to the Comair shareholders in the Offer and the Merger was above the range of implied per share equity values of $21.96 to $16.94.

     Discounted Cash Flow Analysis

     As part of its discounted cash flow analysis, Morgan Stanley analyzed the future cash flows generated under the projections provided by Comair management for each of the Comair Proposal, the Intermediate Proposal, the Initial Delta Proposal and the Alternative Business Plan and discounted those cash flows under each such proposal to the present value in an attempt to quantify the present value of executing a business plan under each of the proposals assuming all of the projections were achieved. Morgan Stanley performed a discounted cash flow analysis of Comair for the fiscal years ended 2000 through 2004 based on each of the proposals. Unlevered free cash flows of Comair were calculated as net income plus depreciation and amortization plus deferred taxes plus other non-cash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. Morgan Stanley calculated terminal values by applying a range of multiples to operating income in fiscal 2004 from 6x to 8x, representing estimated market trading multiples for regional airlines. The unlevered cash flow streams and terminal values were then discounted to the present using a range of discount rates from 11% to 13%, representing an estimated weighted average cost of capital range for Comair. The discounted values representing the aggregate values were then adjusted by adding cash and subtracting debt to arrive at implied equity values. Based on this analysis, Morgan Stanley calculated implied per share equity values for Comair of:


                        Discounted Cash Flow Analysis(1)
                        --------------------------------
                                                                                 Equity Value
                                                                  ------------------------------------------
                                  WACC          Multiple Range    Aggregate (in millions)       Per Share
                             --------------    ----------------   -----------------------    ---------------
                             Low       High    Low         High      Low           High      Low        High
                             ---       ----    ---         ----      ---           ----      ---        ----
Comair Proposal...........  11.0%      13.0%   6.0x        8.0x     $2,119        $2,708    $21.20     $27.09
Intermediate Proposal.....  11.0%      13.0%   6.0x        8.0x      1,465         1,860     14.66      18.61
Initial Delta Proposal ...  11.0%      13.0%   6.0x        8.0x      1,004         1,259     10.04      12.60
Alternative Business Plan.  11.0%      13.0%   6.0x        8.0x     $1,215        $1,563    $12.15     $15.64

------------
(1) Based on discount rates of 11.0% to 13.0%.

     Morgan Stanley noted that the price of $23.50 per Share proposed to be paid to the Comair shareholders in the Offer and the Merger was at the high end of the range of the implied per share equity value of $27.09 to $10.04.

      The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analysis as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses or factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Comair.

     In performing its analyses, Morgan Stanley relied upon numerous assumptions provided to it by the management of Comair with respect to Comair's industry performance, general business and economic conditions and other matters, including, but not limited to, assumptions relating to Comair's deployment plan (including the number of aircraft that would be under operation, the number and the timing of the delivery of aircraft and available seat miles), cost constraints, passenger demand and operating margins as related to the continuation or the termination of the Delta Connection Agreement and the carrier market generally. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the consideration to be received by the holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders (other than Delta and its affiliates), and were conducted in connection with the delivery of the Morgan Stanley Opinion to the Comair Board. The analyses do not purport to be appraisals or to reflect the prices at which Comair might actually be sold.

     As described above, the Morgan Stanley Opinion provided to the Comair Board was one of a number of factors taken into consideration by Comair Board in making its determination to recommend adoption of the Merger Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Comair Board or the view of the management with respect to the value of Comair.

      The consideration to be received by the holders of Shares pursuant to the Merger Agreement was determined through negotiations between Comair and Delta and was approved by the entire Comair Board.

      The Comair Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. Morgan Stanley has advised Comair that, in the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of Comair and Delta for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short term position in such securities. In the past, Morgan Stanley has provided investment banking services to Delta unrelated to the Offer and Merger, for which services Morgan Stanley has received compensation. In December 1998, Morgan Stanley acted as agent in connection with a private placement of Delta notes for which Delta paid Morgan Stanley a fee not in excess of $200,000, and such fee was the only fee paid by Delta to Morgan Stanley in 1998. In July 1999, Morgan Stanley acted as one of two "joint bookrunners" for Delta's public offering of $537.5 million principal amount of 8 1/8% Notes due July 1, 2039. Also in July 1999, Morgan Stanley acted as solicitation agent for a consent solicitation by Delta in respect of certain privately held debt securities; Delta paid Morgan Stanley a fee of $500,000 for serving in this capacity. Morgan Stanley and its affiliates may maintain relationships with Comair and Delta in the future.

      Pursuant to a letter agreement between Comair and Morgan Stanley dated September 23, 1999, upon the consummation of the Offer, Comair paid Morgan Stanley a fee of $10 million. In addition, Morgan Stanley will also be reimbursed for expenses incurred in connection with Morgan Stanley's representation of Comair. Comair has also agreed to indemnify Morgan Stanley and its affiliates against certain liabilities, including liabilities under the federal securities laws, related to, arising out of or in connection with the engagement of Morgan Stanley by Comair.

      The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley and is qualified by reference to the Morgan Stanley Opinion.

     Copies of the Morgan Stanley Opinion are available for inspection and copying at the principal executive offices of Comair during regular business hours by any shareholder of Comair, or a shareholder's representative who has been so designated in writing. In addition, a copy of the Morgan Stanley Opinion has been filed with the SEC as Exhibit (a)(2) to the Comair Schedule 14D-9.

Position of Delta, Kentucky Sub and Delta Holdings Regarding Fairness of the Merger

     Delta and Kentucky Sub believe that the consideration to be received by Comair's shareholders pursuant to the Merger is fair to such shareholders. Delta and Kentucky Sub base their belief on the following facts:

          (i) the fact that the Comair Board concluded that the Offer and the Merger are fair to, and in the best interests of, Comair and Comair's shareholders (other than Delta and its affiliates);

          (ii) notwithstanding the fact that Morgan Stanley's opinion was addressed to the Comair Board and that neither Delta nor Kentucky Sub is entitled to rely on such opinion, the fact that the Comair Board received an opinion from Morgan Stanley that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders (other than Delta and its affiliates);

          (iii) the long-term value and prospects of Comair given the fact that the existing marketing arrangements between Delta and Comair were scheduled to expire on October 31, 1999, and are hence subject to renegotiation. Delta believes that the terms of such existing marketing arrangements, under-compensate Delta and overcompensate Comair and are inconsistent with the current market environment, including the terms of recent agreements between Delta and certain other Delta Connection carriers;

          (iv) the fact that the Offer constitutes an approximately 31% premium over the closing market price of Comair's Shares on October 15, 1999, the business day immediately prior to the date on which the Offer was announced;

          (v) the fact that the same consideration will be paid in the Merger as was paid in the Offer;

          (vi) the fact that the Offer and the Merger each provide consideration to Comair's shareholders entirely in cash;

          (vii) the fact that, because of the current marketing alliance between Delta and Comair pursuant to the Delta Connection Agreement, Comair has a higher value to Delta than for any other potential bidder; and

          (viii) the terms and conditions of the Offer, the Merger and the Merger Agreement, including the fact that the Merger Agreement does not preclude the Comair Board from considering other bids that the Comair Board has determined, based on the terms of such proposal, including the proposed consideration per Share, to be a Superior Proposal (as defined below), and the Comair Board's right to terminate the Merger Agreement in order to enter into a Superior Proposal without the payment of a termination fee. As previously noted, in connection with a proposed settlement of certain litigation brought on behalf of certain Comair shareholders, on November 10, 1999, the Merger Agreement was amended to eliminate a $50 million termination fee.

     Delta and Kentucky Sub did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness. In light of the nature of Comair's business, Delta and Kentucky Sub did not deem net book value or liquidation value to be relevant indicators of the value of the Shares.

Purpose and Structure of the Merger; Reasons of Delta for the Merger

     The purpose of the Merger is for Delta to increase Delta's ownership of Comair from approximately 90% to 100%. Upon consummation of the Merger, Comair will become an indirect, wholly owned subsidiary of Delta. The acquisition of the Shares not owned by Delta and its affiliates has been structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of Comair from Comair's public shareholders to Delta and Kentucky Sub, and so as to provide such shareholders with cash for all of their Shares.

     Under the KBCA and Comair's Articles of Incorporation, the approval of the Comair Board and the affirmative vote of the holders of at least two-thirds of the issued and outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Comair Board has approved and adopted the Merger Agreement and the transactions contemplated thereby, and the only remaining required corporate action of Comair is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of at least two-thirds of the issued and outstanding Shares. Delta Holdings and Kentucky Sub have agreed to vote their Shares in favor of the Merger. Because Delta and its affiliates own approximately 90% of the outstanding Shares as of the Record Date, adoption of the Merger Agreement is assured without the vote of any other shareholder.

     Delta has decided to acquire Comair at this time (1) to improve customer service by more closely integrating Comair's operations into Delta's national Delta Connection carrier network and linking local markets with Delta's domestic and international route systems; (2) to enhance Delta's competitive position with respect to regional jets; (3) to support the growth of Delta's mainline flying by bringing more customers into Delta hubs and permitting Delta jets to be used more effectively in Delta's network; and (4) to strengthen Delta's financial performance. Delta believes the acquisition will generate revenue benefits from more efficient operations, market growth, integrated revenue management and better utilization of aircraft at both airlines.

Plans for Comair After the Merger

     The Merger Agreement provides that, effective upon the consummation of the Offer, Delta will be entitled to designate a number of directors (rounded up to the next whole number) to the Comair Board in proportion to the percentage of the total number of outstanding Shares of Comair owned by Delta and its affiliates. It also provides that Comair shall use its reasonable best efforts to cause at least two persons who are not officers or employees of Comair or affiliated or associated with Delta or Kentucky Sub to be members of the Comair Board until such time as the Merger is consummated.

     It is expected that David A. Siebenburgen, who is currently President and Chief Operating Officer of Comair, will lead the Delta Connection network with responsibility for Comair and ASA operations and that Randy D. Rademacher, who is currently Senior Vice President of Finance and Chief Financial Officer of Comair, will become the President of Comair. Delta plans that Comair and ASA will operate separately.

     Except as otherwise described in this Information Statement and except for the transactions contemplated by the Merger Agreement, Delta has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Comair or any of its subsidiaries; (b) a sale or transfer of a material amount of assets of Comair or any of its subsidiaries; (c) any change in the management of Comair or any change in any material term of the employment contract of any executive officer; or (d) any other material change in Comair's corporate structure or business.

     Nevertheless, Delta may initiate a review of Comair and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize and coordinate the activities of Comair and Delta. Furthermore, in connection with its ongoing review of its long term strategy with respect to the utilization of regional jets in Delta's route network, Delta may, in the future, consider transactions such as the disposition or acquisition of material assets, alliances, joint ventures, other forms of co-operation with third parties or other extraordinary transactions affecting Comair or its operations.

Accounting Treatment

     The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the purchase price will be allocated based upon the fair value of assets acquired and liabilities assumed.

Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement as amended by Amendment No.1 thereto. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 3 to the Schedule 13D/A filed by Delta and Delta Holdings with the SEC on October 19, 1999, as amended by Amendment No. 1 to the Merger Agreement, which is attached as Exhibit (c)(22) to the Comair
Schedule 14D-9, each of which is incorporated herein by reference.

     Appointment of Comair Directors by Delta

     The Merger Agreement provides that, effective upon the acceptance for payment by Kentucky Sub of any Shares pursuant to the Offer, Delta will be entitled to designate the number of directors, rounded up to the next whole number, on the Comair Board that equals the product of (i) the total number of directors on the Comair Board (giving effect to the election of any additional directors pursuant to this provision), multiplied by (ii) the percentage that the number of Shares beneficially owned by Delta (including Shares accepted for payment) bears to the total number of Shares outstanding. In furtherance thereof, Comair will take all action necessary to cause Delta's designees to be elected or appointed to the Comair Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, Comair will also use its best efforts to cause individuals designated by Delta to constitute the same percentage as such individuals represent on the Comair Board of (i) each committee of the Board and (ii) each board of directors (and committee thereof) of each subsidiary of Comair. Notwithstanding the foregoing, until the Effective Time, Comair will use its reasonable best efforts to cause at least two persons who are not officers or employees of Comair or affiliated or associated with Delta or Kentucky Sub (the "Independent Directors") to be members of the Comair Board.

     Pursuant to these provisions, shortly after Kentucky Sub purchased Shares in the Offer which, together with the other Shares already beneficially owned by Delta on such date, comprised approximately 90% of all outstanding Shares, all members of the Comair Board except for Messrs. Forster and Castellini resigned, and Mr. Armstrong, Ms. Escarra, Mr. Reid and Mr. West were elected as directors of Comair.

     The Merger

     The Merger Agreement provides that as promptly as practicable after all conditions to the Merger set forth therein have been satisfied or, to the extent permitted thereunder, waived, Kentucky Sub will be merged with and into Comair in accordance with the KBCA. As a result of the Merger, the separate existence of Kentucky Sub will cease and Comair will continue as the Surviving Company. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than Shares owned by Delta and its affiliates or Shares as to which dissenters' rights have been properly exercised) will be converted into the right to receive the Merger Consideration.

     Merger Consideration

     In the Merger, each outstanding Share (other than Shares owned by Delta or any of its affiliates or Shares held by shareholders, if any, of Comair who are entitled to and who properly exercise dissenters' rights) will be converted, by virtue of the Merger and without any action on the part of the Comair shareholders, into the right to receive $23.50 per Share in cash, without interest thereon.

     Effective Time

     The Merger shall become effective at such time as the Merger Agreement is approved by Comair's shareholders and the Articles of Merger are duly filed with the Secretary of State of the Commonwealth of Kentucky (the "Effective Time").

     Exchange and Payment Procedures

     As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of an outstanding certificate representing a Share immediately prior to the Effective Time, a Letter of Transmittal and instructions for use in effecting the surrender of such certificate in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Share, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Share shall be entitled to receive the Merger Consideration. Until surrendered in accordance with the foregoing instructions, each Share will represent for all purposes only the right to receive the Merger Consideration. Any Merger Consideration made available to the Paying Agent that remains unclaimed by shareholders for six months after the Effective Time will be delivered to Delta, and any Comair shareholders who have not theretofore made an exchange must thereafter look to Delta for payment of their claim for Merger Consideration.

     Transfer of Shares

     No transfer of Shares will be made on the share transfer books of Comair after the Effective Time. If, at or after the Effective Time, certificates of Shares are presented, they will be canceled and exchanged for the right to receive $23.50 in cash, without interest, per Share as provided in "--Exchange and Payment Procedures."

     Stock Options

     At the Effective Time, each option to purchase Shares outstanding under (x) the 1990 Stock Option Plan, (y) the 1992 Directors' Stock Option Plan and (z) the 1998 Stock Option Plan of Comair that is vested and exercisable (including any option that becomes vested and exercisable by its terms as a result of the transactions contemplated in the Merger Agreement) shall be canceled, and Delta shall pay each such holder in cash at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the amount of the Merger Consideration over the applicable per Share exercise price of such option by (ii) the number of Shares to which such option relates.

     Representations and Warranties

     The Merger Agreement contains various customary representations and warranties of the parties thereto, including, without limitation, representations (i) by Comair, Delta and Kentucky Sub as to their respective corporate status, the authorization and the enforceability of the Merger Agreement against each such party, the information to be provided by each such party for inclusion in SEC filings related to the Offer and the Merger, finders' fees and noncontravention and (ii) by Comair as to its capitalization, its subsidiaries, the accuracy of its financial statements and filings with the SEC, compliance with laws, the absence of undisclosed material liabilities, the absence of certain changes or events concerning Comair's business from March 31, 1999, the absence of material litigation, certain tax matters, certain employee benefit and pension plan matters, certain environmental matters, assets, certain labor matters, insurance, the inapplicability of Kentucky anti-takeover statutes, year 2000 readiness and the identification of and absence of material adverse changes with respect to its material contracts. The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

     Covenants

     The Merger Agreement contains various customary covenants of the parties thereto. A description of certain of these covenants follows:

          Conduct of Business. Pursuant to the Merger Agreement, Comair has agreed that, from October 17, 1999, until the Effective Time, Comair and its subsidiaries will:

               (i) conduct their businesses as in the ordinary course consistent with past practice and will use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees;

               (ii) use all reasonable efforts to keep all material property and equipment useful and necessary in its business in good working order and condition;

               (iii) continue, in respect of all aircraft, engines and spare parts intended for use in its operations, its maintenance programs consistent with past practice (except as may be required by applicable law), including using reasonable best efforts to keep all such aircraft in such condition as may be necessary to enable the airworthiness certification of such aircraft under the Federal Aviation Act to be maintained in good standing at all times; and

               (iv) maintain their existing insurance coverage of all types (including but not limited to policies covering aviation, hull, spaces, liability, war risk and property damage) in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies.

          Without limiting the generality of the foregoing, from October 17, 1999, until the Effective Time, Comair will not, and will cause its subsidiaries not to:

                     (i) adopt or propose any change in their respective organizational documents (including its charter or bylaws);

                     (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or sell, lease or otherwise dispose of a material subsidiary or a material amount of assets or securities (other than trade-ins or exchanges of Embraer aircraft in connection with the acquisition of Canadair Regional Jet aircraft as permitted under paragraph (xi) in the ordinary course of business consistent with practice);

                     (iii) other than in the ordinary course of business consistent with past practice, make, in one or a series of related transactions, any investment, whether by purchase of stock or securities, contributions to capital (other than contributions to capital of a wholly owned subsidiary) or any property transfer, or purchase for an amount in excess of $250,000 in the aggregate, any property or assets of any other person; provided that notwithstanding the foregoing, Comair shall be permitted in the ordinary course of business to engage in cash management by investing in cash equivalents or otherwise in a manner consistent with the Comair Investment Company Investment Guidelines as disclosed to Delta in writing.

                     (iv) (A) sell, trade, slide, lease, waive, release, grant or transfer any routes or slots to which Comair had a right on October 17, 1999; provided that Comair or any of its subsidiaries may engage in trades or slides of slots to another carrier in the ordinary course of business consistent with past practice so long as any substitute slot obtained in connection with such trade or slide shall be as similar to the traded slot as possible, including but not limited to, being within the same slot control period and having an equal or better Federal Aviation Administration withdrawal priority number; (B) use any slot at New York LaGuardia Airport ("LGA") or Washington, D.C. Reagan National Airport ("DCA") for the provision of essential air service as that term is defined in the Federal Aviation Act; or (C) fail to use any LGA or DCA slot in accordance with Section 93.227 of the Federal Aviation Regulations, Part 93, Subpart S, as amended, or any successor provision or regulation;

                     (v) license (as licensor), dispose of, assign, transfer or encumber any material intellectual property;

                     (vi) except to refund or refinance commercial paper, incur, assume or prepay an amount of long-term or short-term debt (including leases, financings, general airport revenue bonds, special revenue bonds and special facility bonds) in excess of $5 million in the aggregate, other than in the ordinary course of business consistent with past practice in order to obtain financing in respect of the acquisition of aircraft and engine equipment pursuant to existing lease agreements or arrangements that have been provided to Delta (including, without limitation, the exercise of existing options);

                     (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (as defined below) (other than a wholly owned subsidiary) which are in excess of $250,000 in the aggregate;

                     (viii) make any loans to any other Person or Persons (other than a wholly owned subsidiary);

                     (ix) authorize any new capital expenditures which individually are in excess of $500,000 or in the aggregate are in excess of $10 million, in either case other than (A) ordinary course capital expenditures in connection with (1) engine overhauls, (2) increases in inventory in connection with additions to Comair's regional jet fleet and (3) acquisitions of equity interests in regional jet aircraft pursuant to sale-leaseback transactions on terms consistent with past practice and (B) as otherwise expressly permitted by paragraphs (x) or (xi) below;

                     (x) without Delta's written consent, acquire, design, construct, lease or otherwise contract for or assume any obligation with respect to current, new or expansion real property, facilities or improvement other than (A) those that could not reasonably be expected to have capital costs in excess of $100,000 individually or $500,000 in the aggregate and could not reasonably be expected to have annual rental and maintenance costs in excess of $100,000 individually or $500,000 in the aggregate; (B) the construction of new headquarters and maintenance facilities near the Greater Cincinnati/Northern Kentucky International Airport as described to Delta in writing; and
          (C) the Phase I improvements to Comair's passenger facilities at the Greater Cincinnati/Northern Kentucky International Airport as described to Delta in writing; provided that representatives of Delta and Comair will meet as soon as practicable after October 17, 1999,
          (1) to review the status of all projects covered by clauses (x)(A) through (C) above (without giving effect to certain matters disclosed to Delta in writing) that are at such time being implemented and (2) to consider whether alterations to, or the termination of, such projects or any commitments related thereto are appropriate, taking into account Comair's operational needs and contractual obligations;

                     (xi) (A) acquire or lease (other than lease financings expressly permitted under paragraph (vi) above) any aircraft other than pursuant to contracts or agreements in effect as of October 17, 1999; (B) exercise any options to acquire or lease any aircraft under contracts and agreements in effect as of October 17, 1999; (C) enter into, or commit to enter into, any new agreement or arrangement with respect to the acquisition or lease of aircraft; (D) agree or commit to accelerate the delivery of, or agree to materially delay or defer the delivery of, aircraft for which contracts or commitments exist, or exercise any right of substitution of different aircraft models under any contract or arrangement; or (E) operate any aircraft configured with an excess of 70 passenger seats; provided that Comair shall take all reasonable steps to keep Delta informed regarding the status of all acquisitions or leases of aircraft;

                     (xii) split, combine or reclassify any shares of their respective shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective shares of capital stock other than (A) cash dividends and distributions by a wholly owned subsidiary of Comair to Comair or to another wholly owned subsidiary of Comair, (B) a regular quarterly dividend not in excess of $0.03 per Share, declared no earlier than January 1, 2000 and only in the event that Delta has not purchased Shares pursuant to the Offer by such time, or (C) a dividend of or rights to purchase shares of capital stock of Comair pursuant to a stockholders rights plan which, by its terms, shall not apply to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of its subsidiaries;

                     (xiii) enter into, terminate, cancel, or agree to any material change in, any material license, lease, contract or agreement, including without limitation any marketing, code sharing or other similar agreement with any airline other than Delta;

                     (xiv) enter into any agreement or arrangement that limits or otherwise restricts Comair or any of its affiliates or any successor thereto or that could, after the Effective Time, limit or restrict the Surviving Company, any subsidiary thereof or any of their affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of Comair or the business of Delta and Delta's subsidiaries (assuming the Merger had taken place), in either case taken as a whole;

                     (xv) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment consulting, transaction bonus, change in control or employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit and welfare of any current or former director, officer, employee or consultant or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate (excluding increases arising pursuant to any collective bargaining agreements covering employees of Comair as of October 17, 1999) do not result in a material increase in benefits or compensation expense to Comair) increase in any manner the compensation or fringe benefits of any current or former director, officer, employee or consultant or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the removal of existing restrictions in any benefit plans or agreements);

                     (xvi) other than as required by U.S. generally accepted accounting principles, revalue in any material respect any of their assets, including, without limitation, writing down the value of inventory in any material manner or write-off notes or accounts receivable in any material manner;

                     (xvii) pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practices, of liabilities reflected or reserved against in the consolidated balance sheet of Comair as of March 31, 1999 (and the notes thereto), or incurred in the ordinary course of business, consistent with past practices;

                     (xviii) make any federal or material state tax election or settle or compromise any material income tax liability controversy;

                     (xix) take any action other than in the ordinary course of business and consistent with past practices with respect to accounting policies or procedures or except as required by U.S. generally accepted accounting principles or Regulation S-X under the Exchange Act;

                     (xx) other than entering into side letters in respect of issues under existing contracts or agreements with unions representing employees of Comair or its subsidiaries in the ordinary course of business consistent with past practice and not relating to pay, benefits, scope of work, successorship, change of control, merger, job protection and seniority integration, enter into or amend, or agree to enter into or amend (in each case without the prior written consent of Delta), any contract, agreement, or memorandum of understanding with any unions representing employees of Comair or its subsidiaries; it being understood and agreed that the Comair shall take all reasonable steps to keep Delta informed regarding all material developments with respect to the progress of any negotiations between Comair and its subsidiaries and any such unions; provided, however that nothing in the Merger Agreement shall prevent Comair from bargaining in good faith with its unions, provided that any proposed agreements are subject to Delta's written consent in order to become binding on Comair or its subsidiaries; or

                     (xxi) agree or commit to do any of the foregoing.

          Shareholder Meeting. Unless a shareholder vote is not required under the KBCA, Comair will cause a meeting of its shareholders to be duly called and held as soon as reasonably practicable following the consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In connection with such meeting, Comair (i) will promptly prepare and file with the SEC, will use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as practicable Comair's proxy statement and all other proxy materials for such meeting, (ii) will use its reasonable best efforts to obtain the necessary approvals by its shareholders of the Merger Agreement and the transactions contemplated hereby (subject to fiduciary duties under applicable law) and (iii) will otherwise comply with all legal requirements applicable to such meeting.

          Except as expressly permitted by this paragraph, neither the Comair Board nor any committee thereof shall or shall resolve to (i) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement, (ii) modify or qualify such approval or recommendation in a manner adverse to Delta or Kentucky Sub, (iii) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (as defined below) or (iv) cause Comair to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an Acquisition Proposal (or publicly propose to do any of the foregoing). Notwithstanding the foregoing, in the event that, prior to the acceptance of Shares the Comair Board determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel that it must take such action to comply with its fiduciary duties to Comair's shareholders under applicable law, then the Comair Board may (subject to this and the following sentences) inform Comair's shareholders that it no longer believes that the transactions contemplated by the Merger Agreement are advisable and no longer recommends approval of the Merger Agreement and the transactions contemplated by the Merger Agreement (a "Subsequent Determination"), but only (i) at a time that is after the fifth business day following Delta's receipt of written notice advising Delta that the Comair Board has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the person making such Superior Proposal and stating that it intends to make a Subsequent Determination; (ii) if Delta does not, within such five business days following receipt of such notice, offer to make adjustments in the terms and conditions of the Merger Agreement that the Comair Board by majority vote determines in its good faith judgment (based upon the written advice of a financial advisor of nationally recognized reputation) to be as favorable to Comair's shareholders as such Superior Proposal; and (iii) if Comair has complied with the terms set forth under "--Other Offers." Comair shall not be permitted to make a Subsequent Determination or enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated as described under "--Termination" below.

          Other Offers. From and after October 17, 1999, Comair shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another Person:

                (i) solicit, initiate or encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any Acquisition Proposal; or

               (ii) participate in any negotiation or discussion regarding any Acquisition Proposal;

     provided, however, that if at any time prior to the Effective Time the Comair Board determines in good faith, after receipt of advice from outside counsel, that it must provide such information or participate in such negotiations or discussions to comply with its fiduciary duties to Comair shareholders under applicable law, the Comair Board may, in response to a proposal that it has determined based on the terms of such proposal, including the proposed consideration per Share, could reasonably be expected to result in a Superior Proposal and that was not solicited by it and that did not otherwise result from a breach of the covenants described under "--Other Offers", and subject to Comair giving Delta at least two business days written notice of its intention to do so, (x) furnish information with respect to Comair to any Person pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement dated September 29, 1999, between Delta and Comair, provided that a copy of all such information is delivered simultaneously to Delta, and (y) engage in negotiations regarding such proposal.

     Comair shall promptly notify Delta orally and in writing of any request for information or of any proposal in connection with an Acquisition Proposal, the material terms and conditions of such request or proposal (including a copy thereof, if in writing, and all other documentation and any related correspondence) and the identity of the Person making such request or proposal. Comair will keep Delta reasonably informed of the status and details (including amendments or proposed amendments) of such request or proposal on a current basis. Comair will immediately cease and terminate any existing solicitation, initiation, encouragement activity, discussion or negotiation with any Persons conducted heretofore by it or its representatives with respect to the foregoing.

     Comair agrees not to release any Person (other than Delta and its affiliates) from, or waive any provision of, or fail to enforce, any standstill agreement or similar agreement to which it is a party and which is related to, or which could affect, an Acquisition Proposal and agrees that Delta shall be entitled to enforce Comair's rights and remedies under and in connection with such agreements (other than any standstill agreement or similar agreement that is included in any confidentiality agreement referred to in clause (x) of the proviso above set forth under "--Other Offers.")

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

      "Acquisition Proposal" means a proposal or intended proposal regarding any of (i) a transaction or series of transactions pursuant to which any Person (or group of Persons) other than Delta and its subsidiaries acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than twenty percent (20%) of the outstanding Shares of Comair, whether from Comair or pursuant to a tender offer or exchange offer or otherwise, (ii) any acquisition or proposed acquisition of, or business combination with, Comair or any of its subsidiaries, by a merger or other business combination involving a third party (whether or not Comair or any of its subsidiaries is the entity surviving any such merger or business combination) or (iii) any other transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of any subsidiary of Comair) of Comair or any of its subsidiaries for consideration equal to twenty percent (20%) or more of the fair market value of all of the outstanding Shares on October 17, 1999.

     "Superior Proposal" means any bona fide proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Proposal for a merger or the acquisition of at least a majority of the outstanding Shares which the Comair Board determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to Comair's shareholders than the transactions contemplated by the Merger Agreement, taking into account all relevant factors (including whether, in the good faith judgment of the Comair Board, after obtaining the advice of a financial advisor of nationally recognized reputation, the third party is reasonably able to finance the transaction and whether such Acquisition Proposal is reasonably likely to be completed) and any proposed changes to the Merger Agreement that may be proposed by Delta in response to such Acquisition Proposal.

     Indemnification of Comair Directors and Officers. For six years after the Effective Time (and to the extent Delta has been notified in writing that a third party has made a claim that is the subject of indemnification hereunder before the expiration of such period, for so long thereafter as such claim is not finally adjudicated, settled, time-barred or otherwise subject to an applicable statute of limitations), Delta will cause the Surviving Company to indemnify and hold harmless the present and former officers and directors of Comair in respect of acts or omissions occurring prior to the Effective Time to the extent provided under the Articles of Incorporation and Bylaws of Comair in effect on October 17, 1999, and previously provided to Delta; provided that such indemnification and such obligation shall be subject to any limitation imposed from time to time under applicable law. For six years after the Effective Time, Delta will cause the Surviving Company to use its best efforts to provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Comair's officers' and directors' liability insurance policies on terms with respect to coverage and amount no less favorable than the aggregate coverage and amounts of such policies in effect on October 17, 1999; provided that in satisfying its obligation under this paragraph, Delta shall not be obligated to cause the Surviving Company to pay premiums in excess of 150% of the amount per annum Comair paid in the fiscal year ended March 31, 1999, which amount has been disclosed to Delta in writing. Delta guarantees irrevocably and unconditionally the obligations of the Surviving Company under this paragraph.

     Employee Benefits. During the period commencing on the Effective Time and ending on the second anniversary thereof, Delta shall provide or cause to be provided to employees of Comair and its subsidiaries salary and benefits no less favorable, in the aggregate, to the salary and benefits provided such employees immediately prior to the Effective Time (disregarding for this purpose any stock options or other equity-based compensation provided such employees prior to the Effective Time).

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party to the Merger Agreement will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement; provided that nothing in the Merger Agreement shall oblige Delta or Comair

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


or any of their respective affiliates to agree to dispose of, agree to cease operating or agree to hold separate any business, properties or assets which are material to the business or operations of Comair or of Delta and their respective subsidiaries, as such businesses or operations are currently conducted.

     Public Announcements. Delta and Comair will consult with each other before issuing any press release or making any public statement with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement.

     Conditions to the Merger

     The Merger Agreement provides that the obligations of Comair, Delta and Kentucky Sub to consummate the Merger are subject to the satisfaction of the following conditions: (a) if required by the KBCA, the Merger Agreement shall have been approved and adopted by the shareholders of Comair in accordance with such law; (b) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the Merger shall have expired or been terminated; (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and (d) Kentucky Sub shall have purchased Shares pursuant to the Offer in sufficient number to satisfy the Minimum Condition.

     Termination

     The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the shareholders of Comair) under the following circumstances:

                     (i) by mutual written consent of Comair and Delta;

                     (ii) by either Comair or Delta, if (A) the Offer has not been consummated on or before April 30, 2000; provided that the right to terminate the Merger Agreement under this subparagraph shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of such purchase to be consummated on or before such time or (B) if there shall be any law or regulation that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Delta, Kentucky Sub or Comair from consummating the Offer or the Merger is entered and such judgment, injunction, order or decree shall become final and unappealable;

                     (iii) by Delta, if (A) Comair shall have entered into, or shall have publicly announced its intention to enter into, any letter of intent, agreement in principle, acquisition agreement or any other agreement relating to an Acquisition Proposal; (B) the Comair Board or any committee thereof shall or shall resolve to (x) not recommend, or withdraw its approval or recommendation of, the Offer, the Merger, the Merger Agreement or any of the transactions contemplated thereby, (y) modify or qualify such approval or recommendation in a manner adverse to Delta or Kentucky Sub or (z) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Proposal (or publicly propose to do the foregoing); (C) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "The Tender Offer--Certain Conditions of the Offer", Delta shall have (1) failed to commence the Offer on or before October 22, 1999, or (2) terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate the Merger Agreement under either clause (1) or clause (2) above shall not be available to Delta if Delta's breach of any provision of the Merger Agreement results in the failure of the Offer to be commenced or consummated;

                     (iv) by Comair, in the event that prior to the Effective Time (A) Comair's Board determines in good faith, in response to an unsolicited Superior Proposal and after receipt of advice from outside counsel, that it must terminate the Merger Agreement in order to comply with its fiduciary duties to Comair's shareholders under applicable law and (B) Comair has complied with the requirements set forth in "--Shareholder Meeting" and in "--Other Offers" with respect to such Superior Proposal; or

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


                     (v) by Comair, if (A) Delta shall have failed to commence the Offer on or before October 22, 1999, or (B) Delta shall have terminated the Offer without having accepted any Shares for payment thereunder; provided that the right to terminate the Merger Agreement under either clause (A) or clause (B) above shall not be available to Comair if (1) Comair's breach of any provision of the Merger Agreement results in the failure of the Offer to be commenced or consummated or
          (2) such failure to so commence the Offer or to accept Shares for payment shall have resulted from the failure of any of the conditions specified in paragraphs (e), (h) and (i) under "The Tender Offer--Certain Conditions of the Offer" to be satisfied.

     The Merger Agreement provides that if the Merger Agreement is terminated pursuant to this section, it will become void and of no effect with no liability on the part of any party thereto, except that termination of the Merger Agreement shall be without prejudice to any rights Comair, Delta or Kentucky Sub may have under the Merger Agreement against any other party to the Merger Agreement for wilful breach of the Merger Agreement. The agreements contained in this paragraph and under "--Certain Fees and Expenses" and relating to governing law and waiver of jury trial shall survive the termination of the Merger Agreement.

     Amendments and Waivers

     Any provision of the Merger Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Comair, Delta and Kentucky Sub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of the Merger Agreement and approval of the Merger by the shareholders of Comair, no such amendment or waiver shall, without the further approval of such shareholders, alter or change the amount or kind of consideration to be received in exchange for any Shares; provided further that after the acceptance for payment pursuant to the Offer of any Shares, no such amendment or waiver shall, without the further approval of a majority of the Independent Directors (if any Independent Directors are on the Comair Board at such time), alter or change the amount or kind of consideration to be received in exchange for any Shares, any term of the Articles of Incorporation of the Surviving Company or any of the terms or conditions of this agreement if such alteration or change would adversely affect the holders of any Shares.

     Certain Fees and Expenses

     All costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense.

Certain Consequences of the Merger

     Following the Merger, the holders of Shares (other than Delta and its affiliates) will cease to participate in future earnings or growth, if any, of Comair or benefit from any increases, if any, in the value of Comair, and they no longer will bear the risk of any decreases in the value of Comair. Because the Shares will be canceled as a result of the Merger, the Shares will no longer be quoted in the Nasdaq National Market System.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act will be terminated and Comair will be relieved of the obligation to comply with the public reporting requirements of the Exchange Act, including the obligation to comply with the proxy rules of Regulation 14A and 14C under the Exchange Act. Accordingly, less information will be required to be made publicly available to holders of Shares than presently is the case.

Certain Litigation

     Following the announcement that Comair, Delta and Kentucky Sub entered into the Merger Agreement, seven putative class actions on behalf of shareholders of Comair have been filed. Each of these lawsuits names as defendants Comair, the members of the Comair Board and Delta (collectively, the "Defendants"), and seeks to proceed on behalf

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


of a purported class of Comair common shareholders other than the Defendants and certain persons affiliated with the Defendants.

     On or about October 19, 1999, an action styled Barkley v. Comair Holdings, Inc., et al. was commenced by a purported Comair shareholder in the Jefferson County Circuit Court, Commonwealth of Kentucky. The complaint alleges, among other things, (1) that the members of the Comair Board breached their fiduciary duties to Comair shareholders by agreeing to allegedly inadequate consideration in the Merger Agreement; and (2) that Delta, which plaintiff alleges to be a "controlling shareholder" of Comair, allegedly aided and abetted the foregoing breaches of fiduciary duty, all of which allegedly has deprived Comair shareholders of the highest value available to them for their Shares. The complaint seeks to enjoin the Offer and the Merger, to rescind those transactions if they are consummated; unspecified monetary damages; and costs and attorneys' fees. On October 29, 1999, the Jefferson County Circuit Court issued an opinion and order that denied plaintiffs' motion for a temporary restraining order (i) enjoining the Offer and the Merger and (ii) invalidating certain provisions of the Merger Agreement.

     On October 20, 1999, an action styled Byrnes v. Castellini, et al. was commenced by two purported Comair shareholders in the Supreme Court of the State of New York for Nassau County. The complaint makes allegations and seeks relief substantially similar to the allegations in the Barkley complaint, and also alleges that Delta breached fiduciary duties it owed directly to Comair shareholders.

     On October 28, 1999, plaintiffs in three other previously filed actions filed a first amended consolidated class action complaint in the Boone County Circuit Court, under the caption Schear v. Comair Corporation, et al. On October 29, 1999, the Boone County Circuit Court, Commonwealth of Kentucky, consolidated the three actions. The amended consolidated complaint alleges that the price for Comair shares agreed to in the Merger Agreement is inadequate, that the members of the Comair Board breached their fiduciary duties to Comair shareholders by allegedly failing to thoroughly investigate the value of Comair before entering into the Merger Agreement, and that Delta purportedly aided and abetted these alleged breaches of duty. It also, among other things, makes other related claims against the Comair Board and Comair's financial advisor, Morgan Stanley. The amended consolidated complaint seeks preliminary and permanent injunctive relief against the transactions contemplated by the Merger Agreement, compensatory and/or recissory damages in an unspecified amount and costs and attorneys' fees. On October 29, 1999, the Boone County Circuit Court denied plaintiffs' motion for a preliminary injunction preventing the closing of the Offer and overruled their motion for expedited discovery.

     On October 28, 1999, an action styled Deutch v. Mueller, et al. was commenced by a purported Comair shareholder in the Court of Common Pleas of Hamilton County, Ohio. The complaint makes allegations and seeks relief substantially similar to the allegations made and relief sought in the Schear amended consolidated complaint and in the Barkley complaint.

     On November 1, 1999, an action styled Schutte v. Comair Holdings, Inc., et al. was commenced by a purported Comair shareholder in the Jefferson County Circuit Court, Commonwealth of Kentucky. The complaint makes allegations and seeks relief substantially similar to the allegations made and relief sought in the Schear amended consolidated complaint and in the Barkley complaint.

     On November 10, 1999, counsel for the parties to all of the various actions brought on behalf of certain Comair shareholders entered into the Memorandum of Understanding that set forth the parties' agreement-in-principle to the terms of a proposed settlement of those actions. Under the Memorandum of Understanding, which was agreed to by the Defendants solely to avoid the burden, expense and distraction of further litigation, the Defendants agreed to amend the Merger Agreement to eliminate the $50 million termination fee payable to Delta if the Merger Agreement were terminated in the event Comair were to receive and accept a Superior Proposal or in certain other circumstances, and agreed to certain other matters, including, but not limited to, meeting with plaintiffs' counsel and their financial experts and discussing with them the considerations of the Comair Board leading up to the Merger Agreement and providing plaintiffs' counsel with an opportunity to review and comment upon the disclosure contained in the publicly filed disclosure documents relating to the Merger Agreement. The settlement contemplated in the Memorandum of Understanding is subject to a number of conditions, including consummation of the transactions contemplated by the

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


Merger Agreement; completion by plaintiffs of appropriate discovery reasonably satisfactory to plaintiffs' counsel; drafting and execution of definitive settlement documents; and final approval of the settlement by the Boone County Circuit Court following notice and a hearing regarding its fairness and adequacy to Comair shareholders other than the Defendants. If the Court approves the settlement that is contemplated in the Memorandum of Understanding, the Defendants and certain other parties will be released and discharged from all claims that were or could have been raised against them in the actions or in connection with the Merger Agreement and the actions will be dismissed with prejudice as to a class consisting of all Comair shareholders (other than the Defendants) for the period from May 19, 1999, through and including the Effective Time. In connection with Court approval of the settlement contemplated in the Memorandum of Understanding, plaintiffs' counsel intend to apply to the Court for an award of fees to be paid by Defendants (and not to come from monies that would have otherwise been paid to Comair shareholders) up to an aggregate amount of $675,000 and expenses up to an aggregate of $75,000, which the Defendants have agreed in principle not to oppose. This description of the terms of the proposed settlement is qualified in its entirety by reference to the Memorandum of Understanding, a copy of which is attached to the Tender Offer Statement on Schedule 14D-1 filed by Delta, Delta Holdings and Kentucky Sub on October 22, 1999 as Exhibit (g)(7) and is incorporated herein by reference.

Regulatory Approvals

     Comair and Delta filed the required Notification and Report Forms under the HSR Act with respect to the Offer and the Merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission on October 25, 1999, and October 26, 1999, respectively. The waiting period under the HSR Act applicable to the Offer and the Merger expired on November 10, 1999.

     Comair and Delta believe that no other material regulatory or governmental approvals are required in order for the Merger to be consummated.

Financing of the Offer and the Merger

     The total amount of funds required by Delta and Kentucky Sub to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $1.8 billion. The Merger is not conditioned on obtaining financing. Delta financed the Offer through a $1.6 billion term loan facility (the "Term Loan") with The Chase Manhattan Bank ("Chase"), as administrative agent, and various lenders. At December 10, 1999, borrowings of approximately $1.6 billion were outstanding under the Term Loan and no unfunded commitments remained. Delta intends to refinance the Term Loan with a private placement of long-term debt securities and to use a portion of the proceeds of this private placement to finance the consummation of the Merger. In the event that Delta does not complete this private placement, Delta intends to finance the consummation of the Merger using cash on hand. A summary of the principal terms of the Term Loan follows.

     All borrowings under the Term Loan will mature on November 22, 2001. All amounts outstanding under the Term Loan will bear interest, at Delta's option, at the base rate plus an applicable margin per annum or at the Eurodollar rate plus an applicable margin per annum (such Eurodollar borrowings being available to Delta in interest periods of 1, 2, 3 or 6 months). Interest payments on base rate borrowings shall be made quarterly in arrears, whereas interest payments on Eurodollar borrowings shall be made at the end of the interest period designated by Delta (but not less than once every three months, in the case of six-month interest periods). The applicable margin for base rate and Eurodollar borrowings will vary between 0% and 1.00% (in the case of base rate borrowings) and between 0.75% and 2.00% (in the case of Eurodollar borrowings), in each case depending on the rating applicable to Delta's long term senior unsecured debt as established from time to time by Standard & Poor's and Moody's Investors Service. If such ratings are below BBB- (in the case of Standard & Poor's) and Baa3 (in the case of Moody's Investors Service), then Delta shall be required to maintain as of the last day of each fiscal quarter a ratio (determined on a rolling four-quarter basis) of (i) Consolidated EBITDA (as defined in the Term
Loan) plus Consolidated Aircraft Rentals (as defined in the Term Loan) to (ii) Consolidated Interest Expense (as defined in the Term Loan) plus Consolidated Aircraft Rentals, of not less than 1.5 to 1.

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


     Delta may prepay the Term Loan in whole or in part at any time, subject to payment by Delta of customary "broken funding" costs, if any, associated with any prepayment of a Eurodollar loan other than at the end of the applicable interest period.

     The Term Loan contains certain covenants that restrict Delta's ability to grant liens, to incur or guarantee debt and to enter into flight equipment leases. It also provides that upon the occurrence of a change of control in Delta (as determined in accordance with the Term Loan), the banks' obligation to extend credit pursuant to the Term Loan terminates and any amounts outstanding become immediately due and payable.

     The foregoing summary of certain provisions of the Term Loan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Term Loan, a copy of which is filed as Exhibit (a)(2) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by Delta, Delta Holdings, Kentucky Sub and Comair (the "Joint Schedule 13E-3") with the SEC.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Chairman/Chief Executive Officer and President/Chief Operating Officer - Employment Agreements

     Effective August 10, 1999, Comair amended its employment agreements with David R. Mueller, Chairman and Chief Executive Officer of Comair, and David A. Siebenburgen, President and Chief Operating Officer of Comair. The term of each of the agreements is three years. Upon the expiration of the initial three-year term, the term of each of the agreements shall be extended for an additional year unless either party gives thirty days' notice to not extend the term. Mr. Mueller is employed as the Chief Executive Officer and Chairman of the Board of Directors of Comair and has a base salary of $555,000. Mr. Siebenburgen is employed as President and Chief Operating Officer of Comair and has a base salary of $500,000.

     Upon a "Change in Control" of Comair, the employment agreements will terminate and (A) Mr. Mueller will be entitled to a lump-sum payment equal to three times the sum of (i) his base salary in effect at the termination date,
(ii) the average annual bonus compensation payable to Mr. Mueller during the prior three fiscal years plus (iii) his average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years, and
(B) Mr. Siebenburgen will be entitled to a lump-sum payment equal to three times the sum of (i) his base salary in effect at the termination date, (ii) his annual bonus compensation paid in fiscal 1999 plus (iii) his award under the Deferred Compensation Plan with respect to fiscal 1999. The acceptance of Shares for payment in the Offer constituted a Change in Control for purposes of the employment agreements. Alternatively, such employees could agree to receive such payments 45 days after the consummation of the Offer and in such event would receive interest at a rate of 8% per annum on the amounts that otherwise would have been payable upon the consummation of the Offer.

     In addition, upon a Change in Control the executives' stock options and interest in Comair's Deferred Incentive Compensation Plan will fully vest. The employment agreements also provide that Comair will provide to the executives
(i) a fully paid-up term life insurance policy and disability policy with premiums pre-paid for the remainder of the executives' lives, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executives and their spouses for the remainder of their lives (each executive may elect to receive a lump sum in cash equal to the present value of this medical insurance coverage), (iii) lifetime travel privileges for the executives, their spouses and dependent children on all Comair flights and (iv) lifetime access to and the right to travel, upon reasonable notice, on a private aircraft furnished by and at the expense of Comair, provided that if such travel exceeds fifty flight hours in a twelve-month period, such executive shall reimburse Comair for such excess travel. To the extent that any of the foregoing payments and benefits are subject to the golden parachute excise tax under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the executives will be entitled to payments to make them whole for such taxes.

     The foregoing description of Mr. Mueller's and Mr. Siebenburgen's employment agreements does not purport to be complete and is qualified in its entirety by reference to such agreements which are filed as Exhibits (c)(2) and
(c)(3) to the Comair Schedule 14D-9 and are incorporated herein by reference.

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


     Senior Vice Presidents - Employment Agreements

     Effective August 10, 1999, Comair entered into an employment agreement with each of K. Michael Stuart, Charles E. Curran, Randy D. Rademacher and Linda E. Noble. The term of each such agreement is two years. In their capacity as Senior Vice Presidents, Messrs. Stuart, Curran and Rademacher are paid a base salary of $220,000. In her capacity as a Senior Vice President, Ms. Noble is paid a base salary of $190,000.

     Upon a "Change in Control" of Comair, Messrs. Stuart, Curran and Rademacher and Ms. Noble will be entitled to a lump-sum amount that is equal to two times the sum of (i) the base salaries in effect at the termination date, (ii) the average annual bonus compensation payable to each executive during the prior three fiscal years and (iii) the average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years. Each of Messrs. Stuart's, Curran's and Rademacher's and Ms. Noble's employment agreements also provide for (i) a fully paid-up term life insurance policy and disability policy with premiums prepaid for two years, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executive and his or her spouse for two years (however, the executive may elect to receive a lump sum, in cash, equal of the present value of the medical insurance coverage for such period) and (iii) travel privileges for two years for each of them and each of their respective spouses and dependent children on all Comair flights. To the extent that any of the foregoing payments and benefits are subject to the golden parachute excise tax under Code Section 4999, the executives will be entitled to payments to make them whole for such taxes. The acceptance of Shares for payment in the Offer constituted a Change in Control for purposes of the employment agreements. Alternatively, such employees could agree to receive such payments 45 days after the consummation of the Offer and in such event would receive interest at a rate of 8% per annum on the amounts that otherwise would have been payable upon the consummation of the Offer.

     The foregoing description of the Employment Agreements of Messrs. Stuart, Curran and Rademacher and Ms. Noble does not purport to be complete and is qualified in its entirety by reference to such employment agreements which are filed as Exhibits (c)(5), (c)(4), (c)(6) and (c)(7) of the Comair Schedule 14D-9 and are incorporated herein by reference.

     Vice Presidents - Employment Agreements

     Effective August 10, 1999, Comair entered into an employment agreement with each of Donald T. Bornhorst, C. Michael Willis, Donald J. Osmundson, Brian L. McDonald, Linda D. Landers, Kenneth W. Marshall and Ralph E. Martin (collectively, the "Vice Presidents") entered into employment agreements with Comair. The term of each such agreement is one year.

     Upon a "Change in Control" of Comair, the Vice Presidents will be entitled to a lump-sum amount that is equal to one times the sum of (i) the base salaries in effect at the termination date, (ii) the average annual bonus compensation payable to each executive during the prior three fiscal years and (iii) the average annual award under Comair's Deferred Compensation Incentive Plan during the prior three fiscal years. Each of the Vice Presidents' employment agreements also provides for (i) a fully paid-up term life insurance policy and disability policy with premiums prepaid for one year, (ii) family medical insurance coverage and benefits comparable to the insurance coverage provided to Comair's executives for the executive and his or her spouse for one year (however, the executive may elect to receive a lump sum, in cash, equal of the present value of the medical insurance coverage for such period) and (iii) travel privileges for one year for each of them and each of their respective spouses and dependent children on all Comair flights. To the extent that any payments and benefits are subject to the golden parachute excise tax under Code Section 4999, they will be entitled to payments to make them whole for such taxes. The acceptance of Shares for payment in the Offer constituted a Change in Control for purposes of the employment agreements. Alternatively, such employees could agree to receive such payments 45 days after the consummation of the Offer and in such event would receive interest at a rate of 8% per annum on the amounts that otherwise would have been payable upon the consummation of the Offer.

     The foregoing description of the employment agreements of the Vice Presidents does not purport to be complete and is qualified in its entirety by reference to such employment agreements.

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


     Non-Employee Directors

     Comair and each of Peter H. Forster, John A. Haas, Gerald L. Wolken, Robert
H. Castellini, Christopher J. Murphy, III and Raymond A. Mueller (the "Non-Employee Directors") executed certain agreements dated as of August 10, 1999, in connection with the additional services and responsibilities required by any change in control situation. On August 10, 1999, the compensation committee of the Comair Board authorized the terms of these agreements, and such agreements were confirmed at a meeting of the Comair Board on October 1, 1999. Upon a "Change in Control" of Comair, each Non-Employee Director is entitled to receive a lump-sum payment equal to such director's earned but unpaid director's fees for the period through and including the date of the Change in Control and an amount equal to five times the annual director's fees, including fees for meetings and as chairman of any committees. The Non-Employee Directors' agreements also provide for travel privileges on Comair flights to each Non-Employee Director and his spouse for their respective lives, and to such Director's dependent children for a specified period. The basic annual director fee paid to Non-Employee Directors of Comair is $20,000. In addition, each Non-Employee Director receives $1,500 per year for each committee on which he is a member, and committee chairmen receive an additional $1,500 annually. The acceptance of Shares for payment in the Offer constituted a Change in Control for purposes of these agreements.

     The foregoing description of the Non-Employee Directors' agreements does not purport to be complete and is qualified in its entirety by reference to the Non-Employee Directors' agreements which are filed as Exhibits (c)(8) through
(c)(13) to the Comair Schedule 14D-9, and are incorporated herein by reference.

     On August 10, 1999, the Board of Directors concluded that Comair and its shareholders would benefit from assistance in exploring certain strategic alternatives for Comair, including acquisitions, code sharing, multiple connection agreements and other alternatives, including conducting discussions with Delta with respect to the renewal of the Delta Connection Agreement. Mr. Forster has been paid $403,000 by Comair for services rendered to Comair in evaluating and negotiating these strategic alternatives.

     Raymond A. Mueller - Consulting Agreement

     The consulting agreement between Raymond A. Mueller ("Mr. R. Mueller") and Comair became effective upon the retirement of Mr. R. Mueller in June 1990 and will terminate upon his death. The consulting agreement, as amended on June 5, 1990, provides for annual payments of $150,000 to Mr. R. Mueller. Upon a "Change of Control" of Comair, Mr. R. Mueller may, at his sole option, elect to terminate the Consulting Agreement, in which event Comair is required to make a lump sum payment equal to the present value of the amounts to be paid over the remaining term of the Consulting Agreement. On August 10, 1999, the Board of Directors authorized an amendment to Mr. Mueller's Consulting Agreement to provide lifetime access to and the right to travel, upon reasonable notice, on a private aircraft furnished by and at the expense of Comair, provided that if such travel exceeds fifty flight hours in a twelve-month period, Mr. R. Mueller shall reimburse Comair for such excess travel. During the term of the Consulting Agreement, Mr. R. Mueller is entitled to receive the hospitalization, health and accident and disability insurance made available to Comair's executive officers. The acceptance of Shares for payment in the Offer constituted a Change in Control for purposes of the Consulting Agreement.

     The foregoing description of the Consulting Agreement with Mr. R. Mueller does not purport to be complete and is qualified in its entirety by reference to such agreement which is filed as Exhibit 10.11 to the Annual Report on Form 10-K of Comair for the fiscal year ended March 31, 1999, and the amendment to such agreement filed as Exhibit (c)(13) to the Comair Schedule 14D-9, each of which is incorporated herein by reference.

     Stock Option Plans

     Upon a "Change in Control"of Comair, each option outstanding under Comair's employee and director stock option plans will be fully vested and exercisable and, at the Effective Time of the Merger, will be canceled in return for a cash payment to the optionholder equal to the product of the merger consideration minus the per share exercise price of the option, multiplied by the number of shares subject to such option. The acceptance of Shares for Payment in the Offer constituted a Change in Control for purposes of the outstanding stock options.

     Deferred Incentive Compensation Plan

     Comair's Deferred Incentive Compensation Plan (the "Deferred Plan") permits a select group of management or highly compensated employees to defer a specified percentage of their incentive compensation. The Deferred Plan also provides for Comair to make contributions based upon the net profit of the Company on behalf of certain officers. Such officers' right to receive Comair's contributions vests over twenty years. However, in the event of a "Change in Control" of Comair, such contributions will become fully vested. The acceptance of the Shares for payment in the Offering constituted a Change in Control under the Deferred Plan.

     Stock Options

     Comair previously granted to certain employees and directors options to purchase Shares under the 1998, 1992 and 1990 Stock Option Plans. Under the terms of the Merger Agreement, the stock options outstanding as of the Effective Time will be cancelled in return for a cash payment to the option holder equal to the product of (A) the Merger Consideration minus the per Share exercise price of the option, multiplied by (B) the number of Shares subject to the option.

     The table below sets forth for each of Messrs. Mueller, Siebenburgen, Curran, Stuart and Rademacher, for all other executive officers of Comair as a group and for all persons who were non-employee directors prior to the consummation of the Offer as a group: (i) the number of stock options held as of December 10, 1999, and (ii) the aggregate value of such options based on the spread between the exercise price of such options and the Merger Consideration.

                                                               Aggregate
                                                        Value of Options Based
                                        Stock Options   on Merger Consideration
                                        -------------   -----------------------
 David R. Mueller....................     1,176,533           $ 12,745,350
 David A. Siebenburgen...............       717,424              6,668,882
 Charles E. Curran, III..............       273,891              2,489,478
 K. Michael Stuart...................       273,640              2,484,428
 Randy D. Rademacher.................       384,423              4,668,556
 Non-employee directors as a group...       524,032              7,314,486
 Other executive officers as a group.       262,804           $  2,525,544

     After the consummation of the Offer, Messrs. Armstrong, Reid and West and Ms. Escarra were appointed as directors of Comair. As of December 10, 1999, none of such persons holds any stock options in Comair.

     Related Party Transactions

     See "The Merger--Background of the Offer and the Merger--Marketing and Code Sharing Arrangements Between Comair and Delta" and "-- Delta Ownership of Comair Shares; Stock Agreement."

     Management of Comair After the Merger

     See "The Merger--Plans for Comair after the Merger."

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The summary of Federal income tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Merger will be a taxable transaction for Federal income tax purposes upon the Effective Time of the Merger under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income tax laws. Generally, for Federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Merger and the shareholder's adjusted tax basis in the Shares purchased pursuant to the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder and will be long term capital gain or loss if the Shares have been held for more than one year. Long term capital gain of an individual shareholder is generally subject to maximum tax rate of 20%. Shareholders are urged to consult with their own tax advisors concerning the limitations on the deductibility of capital losses.

     A shareholder that receives Merger Consideration in respect of any Shares may be subject to backup withholding unless the shareholder provides its taxpayer identification number and certifies that such number is correct or properly certifies that it is awaiting a taxpayer identification number, or unless an exemption applies. A shareholder who does not furnish its taxpayer identification number may be subject to a penalty imposed by the Internal Revenue Service.

     If backup withholding applies to a shareholder, the Paying Agent is required to withhold 31% from payments to such shareholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder upon filing an appropriate income tax return.

                               DISSENTERS' RIGHTS

     Under the KBCA, a shareholder entitled to vote on the Merger may dissent and, provided such shareholder satisfies the requirements of the KBCA, obtain payment of the fair value of his or her Shares if the Merger is approved by the shareholders of Comair. The following summary does not constitute a complete statement or summary of each provision of the KBCA relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the KBCA which is attached as Annex A hereto. Any record holder of Shares intending to exercise dissenters' rights is urged to review Annex A carefully and to consult his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of Subtitle 13 in order for a holder of Shares to perfect dissenters' rights.

     A record holder of Shares wishing to exercise dissenters' rights must deliver to Comair, prior to the vote on the Merger at the Special Meeting, a written notice of intent to demand payment for his or her Shares if the Merger is consummated and must not vote for approval of the Merger. Abstentions of Shares that are present at the Special Meeting and broker non-votes will each have the same effect as a vote against approval and adoption of the Merger Agreement. A vote against approval of the Merger is not required in order for you to exercise dissenters' rights. The written notice of intent must be given even if you vote against the Merger (whether in person or by proxy); a vote against approval of the Merger (whether in person or by proxy) will not take the place of such a written notice. The written notice of intent should be mailed to Comair Holdings, Inc. at P.O. Box 75021, Cincinnati, Ohio 45275, or delivered by courier at 2258 Tower Drive, Erlanger, Kentucky 41018, telephone: (606) 767-2550, Attention: Investor Relations. We recommend that you send all required documents to be delivered by mail by registered or certified mail with return receipt requested.

     If you elect to exercise your dissenters' rights under Subtitle 13 of the KBCA, you must not vote for approval of the Merger.

     If the Merger is approved, within ten days after the Special Meeting (or any adjournment thereof), Comair will (i) send to all record holders of Shares who exercised dissenters' rights a written notice stating where the dissenter must send a demand for payment and where and when the dissenter's certificates representing Shares must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to Comair; (iii) establish the date (not less than 30 nor more than 60 days after the delivery of the written notice to dissenters) by which Comair must receive the demand for payment from the dissenter; and (iv) enclose a copy of Subtitle 13 of the KBCA. After a dissenter receives the written notice, he or she must deliver the demand for payment to Comair and deposit his or her certificates representing Shares in accordance with the written notice.

     Upon its receipt of the demand for payment, Comair will send to each dissenter a statement of Comair's estimate of the fair value of the dissenter's Shares, and payment based on that estimate plus accrued interest. The "fair value" will be measured immediately before the completion of the Merger, and will exclude any appreciation or depreciation in the value of the Shares in anticipation of the Merger unless exclusion would be inequitable. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet, income statement, and statement of changes in shareholders' equity of Comair as of the end of its most recent fiscal year, and the latest available interim financial statements of Comair. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter's own estimate of the fair value.

     Comair is not required to send payment with the statement of its estimate of fair value to any dissenter who was not a beneficial owner of Shares at the opening of business on October 18, 1999, the time of the first public announcement of the execution of the Merger Agreement. Rather, it may offer to purchase the dissenter's Shares based on the estimate, and any such dissenter must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

     Within 30 days after Comair has delivered its estimate of fair value, a dissenter may notify Comair of his or her own estimate of the fair value of the Shares and demand payment of the balance due under the dissenter's estimate.

     If an agreement is not reached as to the fair value of the Shares, then within 60 days after receiving the dissenter's payment demand, Comair will file a petition in a court of the Commonwealth of Kentucky requesting the court to determine the fair value of the Shares. If Comair fails to institute this proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount such dissenter has demanded. Each dissenter who is a party to the appraisal proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her Shares, plus interest, exceeds the amount paid by Comair.

     In an appraisal proceeding, the court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against Comair, but it may assess costs against all or some of the dissenters in equitable amounts if the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties in equitable amounts as follows: (i) against Comair and in favor of any or all dissenters if the court finds Comair did not substantially comply with the requirements set forth in Subtitle 13 of the KBCA, or (ii) against either Comair or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the KBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters, and that the fees for those services should not be assessed against Comair, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefitted.

     If Comair does not consummate the Merger within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited Shares. If Comair fails to do so, the dissenter may proceed with the exercise of his or her dissenters' rights, and Comair will have no further right to terminate the dissenters' rights by returning deposited Shares.

     A record holder of Shares may dissent as to less than all of the Shares registered in his or her name only if he or she dissents as to all of the Shares beneficially owned by any one person and notifies Comair in writing of the name and address of each person on whose behalf the record holder of Shares is asserting dissenters' rights. In that case, the rights of each party shall be determined as if the Shares as to which the record holder has dissented and the record holder's other shares were registered in the names of different holders of Shares.

     A beneficial holder of Shares may assert dissenters' rights as to Shares held on his or her behalf only if he or she submits to Comair the record holder's written consent to the dissent no later than the time such beneficial holder asserts his or her dissenters' rights, and he or she dissents as to all Shares of which he or she is the beneficial holder or over which he or she has the power to direct the vote.

     You should be aware that failure to proceed in accordance with the provisions of Subtitle 13 of the KBCA will result in a loss of your right to dissent.


              CERTAIN INFORMATION CONCERNING COMAIR AND THE SHARES

     General

     Comair is a Kentucky corporation with its principal offices located at 2258 Tower Drive, Erlanger, Kentucky 41018, telephone (606) 767-2550. Comair is a holding company, the principal assets of which are the shares of its wholly owned subsidiary Comair, Inc., an Ohio corporation. Comair considers the air transportation of passengers and cargo in scheduled airline service to be its predominant business segment.

     The name, business address, principal occupation or employment, five-year employment history and certain other information for each of the directors and executive officers of Comair are set forth in Annex I to the Comair Schedule 14D-9, which is incorporated herein by reference. Each of the directors and executive officers of Comair is a U.S.
citizen.

     Selected Financial and Other Information

     Set forth below is certain selected financial information relating to Comair which has been excerpted or derived from the audited financial statements contained in Comair's Annual Report on Form 10-K for each of the fiscal years ended March 31, 1999 and 1998 (collectively, the "Comair 10-Ks"), and the unaudited financial statements contained in Comair's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 (the "Comair 10-Q"). The financial information that follows is qualified in its entirety by reference to the Comair 10-Ks and the Comair 10-Q and other documents filed by Comair with the SEC which contain comprehensive financial information.

                                         Six Months      Six Months
                                            Ended           Ended        Year Ended      Year Ended
                                        September 30,   September 30,     March 31,       March 31,
                                             1999            1998           1999            1998
                                        -------------   -------------    ----------      ----------
                                                                           (audited, except for
                                                 (unaudited)                  Additional Data)
Total operating revenues............    $435,530,489    $382,924,384    $763,291,180    $651,162,221
Operating income....................     118,382,628     106,794,445     204,089,070     161,597,959
Income before income taxes..........     123,902,921     110,496,725     211,630,735     164,855,210
Net income..........................      77,810,721      68,925,725     132,934,735     102,213,210
Net income per share - Basic........            0.81            0.69            1.35            1.02
Net income per share - Diluted......            0.80            0.68            1.33            1.01
At end of period:
 Working capital....................     242,250,928     226,620,425     213,356,262     188,458,038
 Total assets.......................     792,462,865     695,207,937     750,753,890     669,736,801
 Long-term obligations..............      94,732,762     107,372,575     100,563,380     114,312,516
 Total shareholders' equity.........     463,214,745     389,000,918     432,369,458     361,845,841
Additional Data:
 Book value per share...............    $       4.85    $       3.96    $       4.44    $       3.62
 Ratio of earnings to fixed charges.            5.12x           5.30x           4.92x           4.47x


     Repurchases of Shares by Comair

     Comair has made the following repurchases of Shares since April 1, 1997 (all numbers and amounts have been adjusted for stock splits):

                                                    Amount of Shares   Range of Prices        Average
                                                       Purchased             Paid         Purchase Price
                                                    ----------------   ---------------    --------------
Fiscal 1998 (April 1, 1997 - March 31, 1998)
  First Quarter..................................         90,000        $10.889-11.000         $10.96
  Second Quarter.................................           --                   --               --
  Third Quarter..................................           --                   --               --
  Fourth Quarter.................................        727,500         17.417-19.417          18.73
Fiscal 1999 (April 1, 1998 - March 31, 1999)
  First Quarter..................................        195,000         17.708-19.896          18.52
  Second Quarter.................................      1,710,000         16.583-22.799          20.08
  Third Quarter..................................        786,000         19.500-21.361          20.66
  Fourth Quarter.................................           --                   --               --
Fiscal 2000 (April 1, 1999 - March 31, 2000)
  First Quarter..................................      1,405,000         18.713-22.700          20.80
  Second Quarter.................................        496,700        $23.625-24.750         $23.99
  Third Quarter (through December 10, 1999)......           --                   --               --

     Price Range of Shares; Dividends

     The Shares are traded in the over-the-counter market and are quoted on the Nasdaq National Market System under the symbol COMR.

     The following table sets forth for the periods indicated the high and low sale prices per Share as reported on the Nasdaq National Market System and the cash dividends paid per Share as reported in published financial sources.


                                                     Market Price
                                                   ----------------     Dividend
                                                   High         Low     Declared
                                                   ----         ---     --------
Fiscal 1998 (April 1, 1997 - March 31, 1998)
 First Quarter..................................  $12.33       $8.81     $0.027
 Second Quarter.................................   13.05       11.00      0.027
 Third Quarter..................................   17.42       11.95      0.027
 Fourth Quarter.................................  $20.25      $15.00     $0.027
                                                   -----       -----      -----

   Year.........................................  $20.25      $ 8.81     $0.108
                                                   =====       =====      =====

Fiscal 1999 (April 1, 1998 - March 31, 1999)
 First Quarter..................................  $21.50      $15.17     $0.027
 Second Quarter.................................   23.50       16.25      0.027
 Third Quarter..................................   22.83       13.92      0.027
 Fourth Quarter.................................  $29.00      $21.67     $0.027
                                                   -----       -----      -----
   Year.........................................  $29.00      $13.92     $0.108
                                                   =====       =====      =====

Fiscal 2000 (April 1, 1999 - March 31, 2000)
 First Quarter..................................  $25.75      $17.75     $0.030
 Second Quarter ................................   25.63       15.56      0.030
 Third Quarter (through December 7, 1999).......  $23.44      $15.63     $   --
                                                   =====       =====      =====


     The Merger Agreement prohibits Comair from paying or declaring any dividends on the Shares.

     On October 15, 1999, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on the Nasdaq National Market System was $17 15/16 per Share.


              CERTAIN INFORMATION CONCERNING DELTA AND KENTUCKY SUB

     Delta is a Delaware corporation with its principal offices located at Hartsfield Atlanta International Airport, 1030 Delta Boulevard, Atlanta, Georgia 30320. Delta is a major air carrier providing scheduled air transportation for passengers, freight and mail.

     Delta's total operating revenues for the years ended June 30, 1999 and 1998, were $14.7 billion and $14.1 billion, respectively. Its pre-tax income for the year ended June 30, 1999, was $1.8 billion, yielding net income of $1.1 billion, while its pre-tax income for the year ended June 30, 1998 was $1.6 billion, resulting in net income of $1.0 billion.

     At June 30, 1999, Delta had total assets of $16.5 billion and shareholders' equity of $4.4 billion, compared with total assets of $14.6 billion and shareholders' equity of $4.0 billion as at June 30, 1998.

     Delta's total operating revenues for the three months ended September 30, 1999 and 1998, were $3.9 billion and $3.8 billion, respectively. Its pre-tax income for the three months ended September 30, 1999, was $583 million, yielding net income of $352 million, while its pre-tax income for the three months ended September 30, 1998 was $538 million, resulting in net income of $327 million.

     At September 30, 1999, Delta had total assets of $17.4 billion and shareholders' equity of $4.5 billion, compared with total assets of $16.5 billion and shareholders' equity of $4.4 billion as at September 30, 1998.

     Kentucky Sub is a Kentucky corporation established on October 15, 1999. It has not carried on any activities other than the execution of the Merger Agreement and certain other related documents and the consummation of the transactions contemplated thereby. Its principal offices are located at Hartsfield Atlanta International Airport, Post Office Box 20706, Atlanta, Georgia 30320. Kentucky Sub is a direct, wholly owned subsidiary of Delta Holdings, and an indirect, wholly owned subsidiary of Delta.

                               OWNERSHIP OF SHARES

     As of December 7, 1999, there were 95,526,431 Shares outstanding. The following table sets forth the beneficial ownership of Shares as of December 7, 1999, by (i) each person known by Comair to own more than 5% of the outstanding

Shares, (ii) each of the directors and executive officers of Comair as at such date and (iii) all executive officers and directors of Comair as at such date, as a group. Unless otherwise indicated, each of the shareholders named below has sole voting and investment power with respect to the Shares beneficially owned:

                                                                         Shares Beneficially Owned (1)
                                                                        ------------------------------
                                                                                            Percent of
                                                                                           Outstanding
                                                                        Number of Shares      Shares
                                                                        ----------------   -----------
5% Shareholders
 Delta Air Lines, Inc................................................        85,832,237          90%
  Hartsfield Atlanta International Airport
  1030 Delta Boulevard
  Atlanta, GA 30320

Directors and Executive Officers
 Robert H. Castellini................................................           254,397           *
 Peter H. Forster....................................................            91,136           *
 Malcolm B. Armstrong................................................                 -           -
 Vicki B. Escarra....................................................                 -           -
 Frederick W. Reid...................................................                 -           -
 Edward H. West......................................................                 -           -
 David R. Mueller....................................................         1,176,533          1.2%
 David A. Siebenburgen...............................................           717,424           *
 K. Michael Stuart...................................................           273,640           *
 Charles E. Curran, III..............................................           273,891           *
 Randy D. Rademacher.................................................           384,423           *
 Linda E. Noble......................................................           262,804           *
 All directors and executive officers as a group (12 persons)........         3,434,248          3.6%

------------
*  Represents less than 1% of the outstanding Shares

(1) Information with respect to beneficial ownership is based upon information furnished by each owner to Comair, and includes shares issuable upon the exercise of currently exercisable stock options.

     As of December 7, 1999, other than the 64,759,582 Shares owned by Kentucky Sub and the 21,072,655 Shares owned by Delta Holdings, none of Delta, Delta Holdings or Kentucky Sub or any of their respective directors or executive officers beneficially owned any Shares.

     Other than the purchase of 64,759,582 Shares by Kentucky Sub pursuant to the Offer, none of Delta, Delta Holdings, Kentucky Sub or Comair, or any of their respective directors or executive officers has affected any transaction in the Shares during the past 60 days.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     No representatives of Comair's independent public accountants will be present at the Special Meeting.

                      ADDITIONAL AND AVAILABLE INFORMATION

     Pursuant to the requirements of Sections 13(e) and 14 of the Exchange Act, and the rules promulgated thereunder, on October 22, 1999, Delta and Comair, as applicable, made the following filings with the SEC in connection with the
Offer:

     o Delta filed a Tender Offer Statement on Schedule 14D-1/Schedule 13D/A (as amended through the date hereof, the "Delta Schedule 14D-1");

     o Delta filed a Transaction Statement on Schedule 13E-3 (as amended through the date hereof, the "Delta Schedule 13E-3"); and

     o Comair filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended through the date hereof, the "Comair Schedule 14D-9").

     In addition, on November 17, 1999, Delta, Delta Holdings, Kentucky Sub and Comair jointly filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended through the date hereof, the "Joint Schedule 13E-3") relating to the Merger.

      As permitted by the rules and regulations of the SEC, this Information Statement omits certain information, exhibits and undertakings contained in the Delta Schedule 14D-1, the Delta Schedule 13E-3, the Comair Schedule 14D-9 and the Joint Schedule 13E-3. Such additional information can be inspected at and obtained from the SEC and Comair in the manner set forth below. Statements contained herein concerning certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Delta Schedule 14D-1, the Delta Schedule 13E-3, the Comair
Schedule 14D-9 or the Joint Schedule 13E-3, as applicable. Each such statement is qualified in its entirety by such reference.

     Comair incorporates by reference herein the following documents filed with the SEC pursuant to the Exchange Act:

     o The Annual Report of Comair on Form 10-K for the fiscal year ended March 31, 1999;

     o The Quarterly Report of Comair on Form 10-Q for the fiscal quarter ended June 30, 1999; and

     o The Quarterly Report of Comair on Form 10-Q for the fiscal quarter ended September 30, 1999.

     All documents filed by Comair pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Information Statement and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     Comair and Delta are each subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are each required to file periodic reports, proxy statements and other information with the SEC relating to their respective business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Comair's and Delta's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Delta may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     This Information Statement incorporates documents by reference which are not included in their entirety. Copies of any such documents, other than exhibits to such documents which are not specifically incorporated by reference therein, are available without charge to any person, including any beneficial owner, to whom this Information Statement is delivered, upon written or oral request to Comair Holdings, Inc., P.O. Box 75021, Cincinnati, Ohio 45275, telephone (606) 767-2550, Attention: Investor Relations.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF COMAIR, DELTA OR KENTUCKY SUB NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                                         ANNEX A



                            KENTUCKY REVISED STATUTES
               TITLE XXIII. PRIVATE CORPORATIONS AND ASSOCIATIONS
                       CHAPTER 271B. BUSINESS CORPORATIONS
                         SUBTITLE 13. DISSENTERS' RIGHTS


                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010 Definitions for subtitle

As used in this subtitle:

     (1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020 Right to dissent

     (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

               1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

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          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

               2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

               4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

          (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

          (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 Dissent by nominees and beneficial owners

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

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                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

271B.13-200 Notice of dissenters' rights

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

     (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210 Notice of intent to demand payment

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

         (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (b) Shall not vote his shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 Dissenters' notice

     (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

     (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

         (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

         (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

         (e) Be accompanied by a copy of this subtitle.

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271B.13-230 Duty to demand payment

     (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13- 220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 Share restrictions

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

271B.13-250 Payment

     (1) Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

     (2) The payment shall be accompanied by:

         (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         (b) A statement of the corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated; and

         (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260 Failure to take action

     (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

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


271B.13-270 After-acquired shares

     (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280 Procedure if shareholder dissatisfied with payment or offer

     (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

         (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13- 270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

         (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

         (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

271B.13-300 Court action

     (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

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     (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

         (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

         (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13- 270.

271B.13-310 Court costs and counsel fees

     (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13- 280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

         (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

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